Exhibit 99.8

$600,000,000
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
DATED AS OF MARCH ___, 2008
AMONG
MONEYGRAM INTERNATIONAL, INC.,
MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.,
THE LENDERS,
and
JPMORGAN CHASE BANK, N.A.
AS ADMINISTRATIVE AGENT

J.P. MORGAN SECURITIES INC.
AS LEAD ARRANGER AND SOLE BOOK RUNNER

i

EXHIBITS AND SCHEDULES

Schedules
Commitment Schedule
Schedule 1	—	Scheduled Restricted Investments (Section 1.1)/Specified Securities (Section 1.1)
Schedule 2.22	—	Outstanding Letters of Credit (Section 2.22)
Schedule 5.8	—	Subsidiaries (Section 5.8)
Schedule 5.13	—	Ownership of Properties (Section 5.13)
Schedule 6.11	—	Existing Indebtedness (Section 6.11)
Schedule 6.13	—	Investment Writedowns (Section 6.13)
Schedule 6.14(viii)	—	Existing Investments (Section 6.14(viii))
Schedule 6.14(xx)	—	Certain Acquisitions (Section 6.14(xx))
Schedule 6.15	—	Existing Liens (Section 6.15)
Schedule 6.16	—	Existing Affiliate Transactions (Section 6.16)

Exhibits
Exhibit A	—	Form of Revolving Credit Note
Exhibit B-1	—	Form of Term A Note
Exhibit B-2	—	Form of Term B Note
Exhibit C	—	Form of Swing Line Note
Exhibit D	—	Form of Assignment and Assumption Agreement
Exhibit E	—	Form of Compliance Certificate
Exhibit F	—	Form of Intercreditor Agreement

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
     This Second Amended and Restated Credit Agreement, dated as of March ___, 2008, is among MoneyGram International, Inc., a Delaware corporation (“Holdco”), MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation (the “Borrower”), the Lenders and JPMorgan Chase Bank, N.A., a national banking association, as LC Issuer, as the Swing Line Lender, as Administrative Agent and as Collateral Agent.
R E C I T A L S
     A. Holdco, the Administrative Agent and the financial institutions so designated on the Commitment Schedule (the “Existing Lenders”) are party to that certain Amended and Restated Credit Agreement dated as of June 29, 2005 (as previously amended, the “Existing Credit Agreement”).
     B. Holdco, the Administrative Agent and the Existing Lenders wish to amend and restate the Existing Credit Agreement on the terms and conditions set forth below to extend the Facility Termination Date, to add a new tranche of term loans, and to make the other changes evidenced hereby.
     C. MoneyGram Payment Systems Worldwide, Inc. wishes to become a party to this Agreement as the “Borrower” hereunder and to accept and assume all of the rights and the obligations of the “Borrower”. Each financial institution so designated on the Commitment Schedule wishes to become a Lender party to this Agreement and to accept and assume all the rights and obligations of a “Lender” with a Term B Loan.
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holdco, the Borrower, the Lenders and the Administrative Agent hereby agree, subject to the terms and conditions hereof, that the Existing Credit Agreement is hereby amended and restated in its entirety as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. As used in this Agreement:
     “Accounts Receivable” means net accounts receivable as reflected on a balance sheet in accordance with GAAP.
     “Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
     “Act” is defined in Section 9.12.
     “Administrative Agent” means JPMCB in its capacity as administrative agent of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.
     “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
     “Advance” means an advance of funds hereunder, (i) made by the applicable Lenders on the same Borrowing Date, or (ii) converted or continued by the applicable Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period. The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.
     “Affected Lender” is defined in Section 2.23.
     “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise; provided, that, in no event shall any of GSMP V Onshore US, Ltd., GSMP V Offshore US, Ltd. and GSMP V Institutional US, Ltd. (“GSMP”) and their Subsidiaries and other Persons engaged primarily in the investment of mezzanine securities that directly or indirectly are controlled by, or under common control with, the same investment adviser as GSMP (collectively, “GS Mezzanine Entities”) or THL Credit Partners, L.P. or its Affiliates (collectively, the “THL Credit Entities”), solely in the capacity of such GS Mezzanine Entity or THL Credit Entity as a holder of Second Lien Indebtedness, be deemed to control Holdco or any of its Subsidiaries for any purposes under this Credit Agreement.
     “Aggregate Outstanding Revolving Credit Exposure” means, at any time, the aggregate of the Outstanding Revolving Credit Exposure of all the Lenders.
     “Aggregate Revolving Credit Commitment” means the aggregate of the Revolving Credit Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof. The Aggregate Revolving Credit Commitment as of the date hereof is $250,000,000.
     “Aggregate Term B Loan Commitment” means the aggregate of the Term B Loan Commitments of all the Lenders. The Aggregate Term B Loan Commitment is $250,000,000.

     “Agreement” means this credit agreement, as it may be amended, restated, amended and restated or otherwise modified and in effect from time to time.
     “Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate in effect on such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Applicable Margin” means (i) with respect to any Revolving Credit Advance which is a Floating Rate Advance and any portion of the Term A Loan which bears interest at the Floating Rate, 2.50% per annum, (ii) with respect to any portion of the Term B Loan which bears interest at the Floating Rate, 4.00% per annum, (iii) with respect to any Revolving Credit Advance which is a Eurodollar Advance and any portion of the Term A Loan which bears interest at the Eurodollar Rate, 3.50% per annum, (iv) with respect to any portion of the Term B Loan which bears interest at the Eurodollar Rate, 5.00% per annum and (v) with respect to any Swing Line Loan, 2.50% per annum.
     “Approved Fund” is defined in Section 12.1(ii).
     “Arranger” means J.P. Morgan Securities Inc. and its successors, in its capacities as Lead Arranger and Sole Book Runner.
     “Assignee” is defined in Section 12.1(ii)(A).
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Assignee (with the consent of any party whose consent is required by Section 12.1) and accepted by the Administrative Agent, in the form of Exhibit D or any other form approved by the Administrative Agent.
     “Authorized Officer” means any of the Chairman, Chief Executive Officer, President, Chief Financial Officer, Treasurer, Assistant Treasurer or Controller of the Borrower, acting singly.
     “Basket Amount” means, at any time, the sum of:
     (i) 50% of the Consolidated Net Income of the Borrower and the Borrower Subsidiaries for the period (taken as one accounting period) from the first day of the first fiscal quarter following the Effective Date to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at such time or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit (it being understood that gains from the sale or other disposition of Specified Securities are disregarded in the computation of Consolidated Net Income); plus
     (ii) 100% of the aggregate amount of cash contributed to the common equity capital of the Borrower following the Effective Date (other than by a Borrower Subsidiary); plus

     (iii) to the extent not already included in Consolidated Net Income, the lesser of (x) the aggregate amount received in cash by the Borrower after the Effective Date as a result of the sale or other disposition (other than to the Borrower or a Borrower Subsidiary) of, or by way of dividend, distribution or loan repayments on, Investments made pursuant to Section 6.14(xiv) by the Borrower and the Borrower Subsidiaries after the Effective Date or (y) the initial amount of such Investments made in compliance with the terms of this Agreement after the Effective Date.
     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficial Ownership” and “Beneficially Own” have a corresponding meaning.
     “Borrower” means MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation, and its successors and assigns.
     “Borrower Subsidiary” means a Subsidiary of the Borrower.
     “Borrowing Date” means a date on which a Credit Extension is made hereunder.
     “Borrowing Notice” is defined in Section 2.11.
     “Business Combination” means (i) any reorganization, consolidation, merger, share exchange or similar business combination transaction involving Holdco with any Person or (ii) the sale, assignment, conveyance, transfer, lease or other disposition by Holdco of all or substantially all of its assets.
     “Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.
     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person other than a corporation and any and all warrants, rights or options to purchase any of the foregoing (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock). The Purchase Agreement Equity shall be Capital Stock, whether or not classified as indebtedness for purposes of GAAP.
     “Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

     “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
     “Cash and Cash Equivalents” means:
     (i) U.S. dollars or Canadian dollars;
     (ii) (x) euros or any national currency of any participating member state of the EMU or (y) such local currencies held from time to time in the ordinary course of business;
     (iii) Government Securities;
     (iv) securities issued by any agency of the United States or government-sponsored enterprise (such as debt securities or mortgage-backed securities issued by Freddie Mac, Fannie Mae, Federal Home Loan Banks and other government-sponsored enterprises), which may or may not be backed by the full faith and credit of the United States, in each case maturing within three months or less and rated Aa1 or better by Moody’s and AA+ or better by S&P;
     (v) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, banker’s acceptances with maturities not exceeding 13 months and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500,000,000 in the case of a domestic bank and $250,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of a foreign bank;
     (vi) repurchase obligations for underlying securities of the types described in clauses (iii), (iv) and (v) entered into with any financial institution meeting the qualifications specified in clause (iv) above;
     (vii) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 12 months after the date of creation thereof;
     (viii) investment funds investing 95% of their assets in securities of the types described in clauses (i) through (vi) above;
     (ix) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition; and
     (x) Scheduled Restricted Investments.
     “Change” is defined in Section 3.2.
     “Change in Control” means the occurrence of any of the following:

     (i) any Person (other than the Sponsors) acquires Beneficial Ownership, directly or indirectly, of 50% or more of the combined voting power of the then-outstanding voting securities of Holdco entitled to vote generally in the election of directors (including any securities of Holdco held by the Sponsors that may have voting power after the Voting Date (as defined in the Equity Purchase Agreement)) (“Outstanding Corporation Voting Stock”);
     (ii) the consummation of a Business Combination pursuant to which either (A) the Persons that were the Beneficial Owners of the Outstanding Corporation Voting Stock immediately prior to such Business Combination Beneficially Own, directly or indirectly, less than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of the entity resulting from such Business Combination (including, without limitation, a company that, as a result of such transaction, owns Holdco or all or substantially all of Holdco’s assets either directly or through one or more subsidiaries), or (B) any Person (other than the Sponsors) Beneficially Owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of the entity resulting from such Business Combination;
     (iii) the failure by Holdco to directly own 100% of the Capital Stock of the Borrower;
     (iv) the failure by the Borrower to own 100% of the Capital Stock of MoneyGram Payment Systems, Inc., a Delaware corporation; or
     (v) the adoption of a plan relating to the liquidation of Holdco or the Borrower.
     “Class”, when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are Revolving Loans, Term A Loans, Term B Loans or Swing Line Loans.
     “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
     “Collateral” means all property with respect to which any security interests have been granted (or purported to be granted) to the Collateral Agent pursuant to any Collateral Document.
     “Collateral Agent” means JPMorgan Chase Bank, N.A., in the capacity of collateral agent for the Lenders and the other Secured Parties named in the Collateral Documents.
     “Collateral Documents” means each security agreement, pledge agreement, mortgage and other document or instrument pursuant to which security is granted to the Collateral Agent pursuant hereto for the benefit of the Secured Parties to secure the Obligations, including without limitation that certain Amended and Restated Security Agreement, Amended and Restated Pledge Agreement, Amended and Restated Trademark Security Agreement and Amended and

Restated Patent Security Agreement, in each case dated as of the date hereof and made between the Borrower, Holdco and one or more other Loan Parties and the Collateral Agent.
     “Commitment” means a Revolving Credit Commitment or Term B Loan Commitment.
     “Commitment Schedule” means the Schedule attached hereto identified as such.
     “Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Subsidiaries for such period on a consolidated basis.
     “Consolidated EBITDA” means with respect to any Person for any period, the Consolidated Net Income of such Person for such period:
     (i) increased (without duplication) to the extent deducted in computing the Consolidated Net Income of such Person for such period by:
     (A) provision for taxes based on income or profits or capital gains of such Person and its Subsidiaries (including any tax sharing arrangements); plus
     (B) Consolidated Interest Expense of such Person (including costs of surety bonds in connection with financing activities, to the extent included in Consolidated Interest Expense); plus
     (C) Consolidated Depreciation and Amortization Expense of such Person; plus
     (D) any fees and expenses incurred, or any amortization thereof regardless of how characterized by GAAP, in connection with the Transactions, any acquisition, disposition, recapitalization, Investment, asset sale, issuance or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the date hereof and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred as a result of any such transaction; plus
     (E) other non-cash charges reducing the Consolidated Net Income of such Person, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus
     (F) the amount of any minority interest expense deducted in calculating the Consolidated Net Income of such Person (less the amount of any cash dividends or distributions paid to the holders of such minority interests); plus
     (G) non-recurring or unusual losses or expenses (including costs and expenses of litigation included in Consolidated Net Income pursuant to clause (ii) of the definition of Consolidated Net Income) and severance, legal settlement, relocation costs, curtailments or modifications to pension and post-retirement employee benefit plans, the amount of any restructuring charges or reserves deducted, including any restructuring costs incurred in connection with acquisitions, costs related to the closure, opening and/or consolidation of facilities, retention charges, systems establishment costs, spin-off costs, transition costs associated with transferring operations offshore and other transition costs, signing, retention and completion bonuses, conversion costs and excess pension charges and consulting fees incurred in connection with any of the foregoing and amortization of signing bonuses; plus
     (H) the amount of loss on sale of receivables and related assets in connection with a Receivables Transaction;
     (ii) to the extent deducted or added in computing Consolidated Net Income of such Person for such period, increased or decreased by (without duplication) any non-cash net loss or gain resulting from currency remeasurements of indebtedness (including any non-cash net loss or gain resulting from hedge agreements for currency exchange risk); and
     (iii) decreased (without duplication) to the extent included in computing Consolidated Net Income of such Person for such period by:
     (A) non-cash items increasing Consolidated Net Income of such Person and its Subsidiaries, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period; plus
     (B) non-recurring or unusual gains increasing Consolidated Net Income of such Person and its Subsidiaries.
     “Consolidated Interest Expense” means with respect to any Person for any period, the sum, without duplication, of:
     (i) consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income for such period (including (A) amortization of deferred financing fees, debt issuance costs, commissions, fees, expenses and original issue discount resulting from the issuance of indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (C) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Rate Management Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 — “Accounting for Derivative Instruments and Rate Management Activities”), (D) the interest component of Capitalized Lease Obligations and (E) net payments, if any, pursuant to interest rate Rate Management Obligations with respect to Indebtedness); plus
     (ii) consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued.

     For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of clarity, no obligations in respect of Purchase Agreement Equity, whether or not classified as indebtedness in accordance with GAAP, shall constitute interest expense.
     “Consolidated Net Income” means, with respect to any Person for any period, the Net Income of such Person and its Subsidiaries calculated on a consolidated basis for such period; provided, however, that:
     (i) to the extent included in Net Income for such period and without duplication:
     (A) there shall be excluded in computing Consolidated Net Income (x) all extraordinary gains and (y) all extraordinary losses;
     (B) the Net Income for such period shall not include the cumulative effect of a change in accounting principles or policies during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP;
     (C) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded;
     (D) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded;
     (E) the Net Income for such period of any Person that is not a Subsidiary thereof or that is accounted for by the equity method of accounting, shall be excluded, except to the extent of the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Subsidiary thereof in respect of such period;
     (F) solely for the purpose of determining the amount available for Restricted Payments under Section 6.10(viii), the Net Income or loss for such period of any Subsidiary of such Person will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived or such income has been dividended or distributed to the Borrower or any of its Subsidiaries without such restriction (in which case the amount of such dividends or distributions or other payments that are actually paid in cash (or converted into cash) to the referent Person in respect of such period shall be included in Net Income); provided, however, that for the avoidance of doubt, any restrictions based solely on (1) financial maintenance requirements imposed as a matter of state regulatory requirements or (2) the type of restriction set forth in Section 6.15 (xvii) or excluded from the definition of Liens pursuant to clause (ii) or (iv) of the definition thereof shall not result in the exclusion of Net Income (loss); and provided, further, that any net loss of any Subsidiary of such Person shall not be excluded pursuant to this clause (F);
     (G) any net after-tax income (loss) from the early extinguishment of Indebtedness or Rate Management Obligations or other derivative instruments shall be excluded;
     (H) any Net Income (loss) for such period will be excluded to the extent it relates to the impairment or appreciation of, or it is realized out of the income (or loss) generated by, or from the sale or disposition of, any assets included in the Scheduled Restricted Investments;
     (I) any Net Income (loss) for such period will be excluded to the extent it relates to the impairment or appreciation of, or it is realized out of the income (or loss) generated by, or from the sale or disposition of, any Specified Security or any asset included in the Restricted Investment Portfolio;
     (J) any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 “Goodwill and Other Intangible Assets” or Financial Accounting Standards Board Statement No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” and the amortization of intangibles arising pursuant to Financial Accounting Standards Board Statement No. 141 “Business Combinations” will be excluded;
     (K) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights and any non-cash charges associated with the rollover, acceleration or payout of Capital Stock by management of the Borrower or any direct or indirect parent of the Borrower in connection with Transactions shall be excluded; and
     (L) any non-cash items included in the Consolidated Net Income of the Borrower as a result of an agreement of the Sponsors in respect of any equity participation shall be excluded; and
     (ii) to the extent not already deducted from Net Income for such period, any costs associated with any operational expenses or litigation costs or expenses (including any judgment or settlement) made by any direct or indirect parent of the Borrower in respect of which the Borrower has made a Restricted Payment pursuant to Sections 6.10(iv) or (v) shall be deducted from Net Income.

     For purposes of clarity, any impact in respect of Purchase Agreement Equity, whether or not classified as indebtedness in accordance with GAAP, shall be excluded from Consolidated Net Income.
     Notwithstanding the foregoing, for the purpose of Section 6.10 only and in order to avoid double counting, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Investments made by the Borrower and the Borrower Subsidiaries, any repurchases and redemptions of Investments from the Borrower and the Borrower Subsidiaries, any repayments of loans and advances that constitute Investments by the Borrower or any Borrower Subsidiary, in each case to the extent such amounts increase clause (iii) of the definition of Basket Amount.
     “Consolidated Senior Secured Indebtedness” means, at any time, the sum of indebtedness for borrowed money that is secured by Liens and Capitalized Lease Obligations, in each case of any Person and its Subsidiaries calculated on a consolidated basis as of such time. For purposes of clarity, (i) the Second Lien Indebtedness shall constitute Consolidated Senior Secured Indebtedness and (ii) no obligations in respect of Purchase Agreement Equity, whether or not classified as indebtedness in accordance with GAAP, shall constitute Consolidated Senior Secured Indebtedness.
     “Contingent Obligation” is defined in the definition of Indebtedness.
     “Contract” is defined in Section 5.3
     “Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with Holdco or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
     “Conversion/Continuation Notice” is defined in Section 2.12.
     “Credit Extension” means the making of an Advance or the issuance, amendment, renewal or extension of a Letter of Credit.
     “Credit Extension Date” means the Borrowing Date for an Advance or the date of the issuance, amendment (to the extent it increases the amount available for draw thereunder), renewal or extension of a Letter of Credit.
     “D&T Deliverables” means the Satisfactory Audit Opinion and Deloitte & Touche LLP’s consent to file the Satisfactory Audit Opinion in Holdco’s Annual Report on Form 10-K.
     “Default” means an event described in Article VII.
     “Disgorged Recovery” means the portion, if any, of any payment or other distribution received by a Lender in satisfaction of Obligations of a Loan Party to such Lender, that is required in any Insolvency Proceedings or otherwise to be disgorged, turned over or otherwise paid to such Loan Party, such Loan Party’s estate or creditors of such Loan Party, whether because the transfer of such payment or other property is avoided or otherwise, including, without limitation, because it was determined to be a fraudulent or preferential transfer.
     “Disqualified Institutions” means those banks, financial institutions and other Persons that are competitors of the Borrower and its Subsidiaries or Affiliates of such competitors and are identified as such to the Administrative Agent on the date hereof and additional competitors or Affiliates thereof identified to the Administrative Agent from time to time; provided that if such identified Person is a commercial bank, the global funds transfer or payment services activities of which are merely incidental to its primary business (an “Incidental Competitor”) and which is not an Affiliate of a competitor of the Borrower (other than an Incidental Competitor), the inclusion of such Person as a Disqualified Institution shall be reasonably acceptable to the Administrative Agent.
     “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale) in whole or in part, in each case prior to the date 91 days after the Facility Termination Date; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees, directors, managers or consultants of Holdco or its Subsidiaries (or their direct or indirect parent) or by any such plan to such employees, directors, managers, consultants (or their respective estates, heirs, beneficiaries, transferees, spouses or former spouses), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdco or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. For purposes hereof, the amount (or principal amount) of any Disqualified Stock shall be equal to its voluntary or involuntary liquidation preference.
     “Dollars” means lawful currency of the United States of America.
     “Domestic Subsidiary” means any Subsidiary of the Borrower that is (i) organized under the laws of the United States of America, any state thereof or the District of Columbia or (ii) a disregarded entity for U.S. federal income tax purposes the sole assets of which are Capital Stock of Subsidiaries that are not organized under the laws of the United States of America, any state thereof or the District of Columbia.
     “Effective Date” means the date on which the conditions specified in Section 4.1 have been satisfied (or waived in accordance with Section 8.2) and the Term B Loan is funded, which is the date hereof.
     “Effective Date MAE” means any circumstance, event, change, development or effect that, (a) is material and adverse to the financial position, results of operations, business, assets or liabilities of Holdco and its Subsidiaries, taken as a whole, (b) would materially impair the ability of Holdco and its Subsidiaries, taken as a whole, to perform their obligations under the Loan Documents, (c) would materially impair the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents, taken as a whole, or (d) would materially impair the ability of Holdco to perform its obligations under the Equity Purchase Agreement or otherwise materially threaten or materially impede the consummation of the Purchase (as defined in the Equity Purchase Agreement) and the other transactions contemplated by the Equity Purchase Agreement; provided, however, that the impact of the following matters shall be disregarded: (i) changes in general economic, financial market, credit market, regulatory or political conditions (whether resulting from acts of war or terrorism, an escalation of hostilities or otherwise) generally affecting the U.S. economy, foreign economies or the industries in which Holdco or its Subsidiaries operate, (ii) changes in generally accepted accounting principles, (iii) changes in laws of general applicability or interpretations thereof by any Governmental Entities (as defined in the Equity Purchase Agreement), (iv) any change in Holdco’s stock price or trading volume, in and of itself, or any failure, in and of itself, by Holdco to meet revenue or earnings guidance published or otherwise provided to the Administrative Agent or the Lenders (provided that any fact, condition, circumstance, event, change, development or effect underlying any such failure or change, other than any of the foregoing that is otherwise excluded pursuant to clauses (i) through (viii) hereof, may be taken into account in determining whether an Effective Date MAE has occurred or would reasonably be expected to occur), (v) losses resulting from any change in the valuations of Holdco’s portfolio of securities or sales of such securities and any effect resulting from such changes or sales, (vi) actions or omissions of Holdco or the Sponsors taken as required by the Equity Purchase Agreement or with the prior written consent of the Administrative Agent, (vii) public announcement, in and of itself, by a third party not affiliated with Holdco of any proposal to acquire the outstanding securities or all or substantially all of the assets of Holdco and (viii) the public announcement of the Loan Documents and the transactions contemplated thereby (provided that this clause (viii) shall not apply with respect to Sections 1.2(c)(v), 2.2(d), 2.2(h) and 2.2(k) of the Equity Purchase Agreement); provided further, however, that Effective Date MAE shall be deemed not to include the impact of the foregoing clauses (i), (ii) and (iii), in each case only insofar and to the extent that such circumstances, events, changes, developments or effects described in such clauses do not have a disproportionate effect on Holdco and its Subsidiaries (exclusive of its payments systems business) relative to other participants in the industry.
     “EMU” means the economic and monetary union as contemplated in the Treaty on European Union.
     “Environmental Laws” means any Laws relating to pollution, the environment or natural resources.
     “Equity Purchase Agreement” means that certain Amended and Restated Purchase Agreement, dated as of March ___, 2008, among Holdco, the several “Investors” named therein, including all exhibits and schedules thereto, as in effect on the date hereof.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any applicable rule or regulation issued thereunder.
     “Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.14, bears interest at the applicable Eurodollar Rate plus the Applicable Margin.
     “Eurodollar Base Rate” means, with respect to any Eurodollar Advance for any Interest Period, the rate appearing on Telerate Page 3750 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Base Rate” with respect to such Eurodollar Advance for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.14, bears interest at the applicable Eurodollar Rate plus the Applicable Margin.
     “Eurodollar Rate” means, with respect to any Eurodollar Advance for any Interest Period, an interest rate per annum equal to the greater of (x) the Eurodollar Base Rate for such Interest Period multiplied by the Statutory Reserve Rate (rounded upwards, if necessary, to the next 1/16 of 1%) and (y) 2.5% per annum.
     “Excess Cash Flow” means, for any fiscal year of Holdco, the excess, if any, of:
     (i) the sum, without duplication, for such period of:
     (A) Consolidated EBITDA (it being understood, for avoidance of doubt, that any Specified Equity Contribution shall not increase Consolidated EBITDA for purposes of this definition);
     (B) foreign currency translation gains received in cash related to currency remeasurements of indebtedness (including any net cash gain resulting from hedge agreements for currency exchange risk), to the extent not otherwise included in calculating Consolidated EBITDA;
     (C) net cash gains resulting in such period from Rate Management Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective pronouncements and interpretations, to the extent not otherwise included in calculating Consolidated EBITDA, including pursuant to clause (ii) of EBITDA;
     (D) extraordinary, unusual or nonrecurring cash gains (other than gains on asset sales in the ordinary course of business, including Portfolio Securities), to the extent not otherwise included in calculating Consolidated EBITDA; and
     (E) to the extent not otherwise included in calculating Consolidated EBITDA, cash gains from any sale or disposition outside the ordinary course of business (excluding gains from Prepayment Events to the extent an amount equal to the Net Proceeds therefrom was applied to the prepayment of Term B Loans pursuant to Section 2.10(ii));
minus
     (ii) the sum, without duplication, for such period of:
     (A) the amount of any taxes, including taxes based on income, profits or capital, state, franchise and similar taxes, foreign withholding taxes and foreign unreimbursed value added taxes (to the extent added in calculating Consolidated EBITDA), and including penalties and interest on any of the foregoing, in each case, payable in cash by Holdco and its Subsidiaries (to the extent not otherwise deducted in calculating Consolidated EBITDA), including payments made pursuant to any tax sharing agreements or arrangements among Holdco, its Subsidiaries and any direct or indirect parent of Holdco (so long as such tax sharing payments are attributable to the operations of Holdco and its Subsidiaries);
     (B) Consolidated Interest Expense, including costs of surety bonds in connection with financing activities (to the extent included in Consolidated Interest Expense), to the extent payable in cash and not otherwise deducted in calculating Consolidated EBITDA;
     (C) foreign currency translation losses paid in cash related to currency remeasurements of indebtedness (including any net cash loss resulting from hedge agreements for currency risk), to the extent not otherwise deducted in calculating Consolidated EBITDA;
     (D) without duplication of amounts deducted pursuant to this clause (D) or clause (P) below in respect of a prior fiscal year, capital expenditures of Holdco and its Subsidiaries made in cash prior to the date the applicable Excess Cash Flow prepayment is required to be made pursuant to Section 2.10(iii);
     (E) repayments of long-term Indebtedness (including (i) payments of the principal component of Capitalized Lease Obligations, (ii) the repayment of Loans pursuant to Section 2.10 (but excluding prepayments of Loans deducted pursuant to clause (B) of Section 2.10(iii)), (iii) the repayment of indebtedness with respect to any Receivables Transaction and (iv) the aggregate amount of any premium, make-whole or penalties paid in connection with any such repayments of Indebtedness, made by Holdco and its Subsidiaries, but only to the extent that, in each case, such repayments (x) by their terms cannot be reborrowed or redrawn and (y) are not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness)) and increases in Consolidated Net Income due to a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or condemnation or similar proceeding) but not in excess of the amount of such increase;

     (F) without duplication of amounts deducted pursuant to this clause (F) or clause (P) below in respect of a prior fiscal year, the amount of Investments permitted by Section 6.14 (other than Investments in (x) Cash Equivalents and (y) Holdco or any of its Subsidiaries) made by Holdco and its Subsidiaries in cash prior to the date the applicable Excess Cash Flow prepayment is required to be made pursuant to Section 2.10(iii);
     (G) letter of credit fees paid in cash, to the extent not otherwise deducted in calculating Consolidated EBITDA;
     (H) extraordinary, unusual or nonrecurring cash charges, to the extent not otherwise deducted in calculating Consolidated EBITDA;
     (I) cash fees and expenses incurred in connection with the Transactions, any acquisition, disposition, recapitalization, Investment, asset sale, the issuance or repayment of any Indebtedness, issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the date hereof and any such transaction undertaken but not completed) and any cash charges or cash non-recurring merger costs incurred during such period as a result of any such transaction or other early extinguishment of Indebtedness permitted by this Agreement (in each case, whether or not consummated);
     (J) cash charges or losses added to Consolidated EBITDA pursuant to clauses (F), (G) and (H) and to Consolidated Net Income pursuant to clauses (i) (B), (G), (H), (I), (J) or clause (ii);
     (K) the amount of Restricted Payments made by Holdco to the extent permitted by clause (iii), (iv), (v), (vii), (ix) or (x) of Section 6.10;
     (L) cash expenditures in respect of Rate Management Obligations (including net cash losses resulting in such period from Rate Management Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective pronouncements and interpretations), to the extent not otherwise deducted in calculating Consolidated EBITDA, including pursuant to clause (ii) or Consolidated EBITDA;
     (M) to the extent added to Consolidated Net Income, cash losses from any sale or disposition outside the ordinary course of business;
     (N) cash payments by Holdco and its Subsidiaries in respect of long-term liabilities (other than Indebtedness) of Holdco and its Subsidiaries;
     (O) the aggregate amount of expenditures actually made by Holdco and its Subsidiaries in cash (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed and signing bonus expenditures;

     (P) without duplication of amounts deducted from Excess Cash Flow in respect of a prior fiscal year, the aggregate consideration required to be paid in cash by Holdco and its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such fiscal year relating to Investments permitted by Section 6.14 (other than Investments in (x) Cash Equivalents and (y) Holdco or any of its Subsidiaries) or capital expenditures to be consummated or made plus cash restructuring expenses to be incurred, in each case, during the period of 4 consecutive fiscal quarters of Holdco following the end of such fiscal year; provided that to the extent the aggregate amount actually utilized to finance such capital expenditures or Investments during such period of 4 consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of 4 consecutive fiscal quarters;
     (Q) interest which is accrued and paid in kind or as an addition to the outstanding principal amount of the Second Lien Indebtedness in lieu of the payment of interest in cash; and
     (R) to the extent added to Consolidated Net Income, Excess Specified Security Sale Proceeds.
     “Excess Specified Security Sale Proceeds” means, in the case of Specified Securities listed under “C-2” on Schedule 1, the excess, if any, of the aggregate Net Proceeds received by the Borrower or any Borrower Subsidiary from the sale or other disposition of, or any payment of principal of, or return on investment in respect of, such Specified Securities listed under “C-2” after February 29, 2008 over $34,000,000 and, in the case of Specified Securities listed under “C-3” on Schedule 1, the Net Proceeds received by the Borrower or any Borrower Subsidiary from the sale or other disposition of, or any payment of principal of, or return on investment in respect of, such Specified Securities listed under “C-3” after February 29, 2008.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
     “Excluded Taxes” means, in the case of each Lender, LC Issuer or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes and branch profits taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender, LC Issuer or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s or LC Issuer’s principal executive office or such Lender’s or LC Issuer’s applicable Lending Installation is located.
     “Existing Credit Agreement” is defined in the Recitals hereto.
     “Existing Lenders” is defined in the Recitals hereto.
     “Facility Termination Date” means the earlier of (i) March ___, 2013 and (ii) with respect to the Revolving Credit Commitment only, any earlier date on which the Aggregate Revolving Credit Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Final 10-K” shall mean Holdco’s Annual Report on Form 10-K for the year ended December 31, 2007, in a form identical to a form that shall have been provided to each of the Lenders and the Investors not less than one day prior to the Effective Date, which shall be in a form acceptable to each of the Lenders and the Investors in its respective sole judgment and discretion, in compliance with all applicable rules promulgated under the Exchange Act, excluding any rules related to filing deadlines, which such Final 10-K does not disclose or identify any material weakness in the design or operation of internal controls which could adversely affect Holdco’s ability to record, process, summarize and report financial data.
     “Financial Condition” means, for any date, (i) prior to the Sell Down Date, the Leverage Ratio (as defined in the Indenture) for the Borrower’s most recently ended four fiscal quarters for which internal financial statements are available immediately preceding such date would be less than 3.50 to 1.00, and (ii) on or after the Sell Down Date, the Fixed Charge Coverage Ratio (as defined in the Indenture) for the Borrower’s most recently ended four fiscal quarters for which internal financial statements are available immediately preceding such date would be at least 2.00 to 1.00, in each case determined on a pro forma basis (including a pro forma application of the net proceeds of any Indebtedness incurred on such date, as if the additional Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.
     “Financial Officer” means the chief financial officer, the controller, the treasurer, any assistant treasurer or any other officer with responsibilities customarily performed by such officers.
     “Floating Rate” means, for any day, a rate per annum equal to the Alternate Base Rate for such day, in each case changing when and as the Alternate Base Rate changes.
     “Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate plus the Applicable Margin.
     “Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.14, bears interest at the Floating Rate plus the Applicable Margin.
     “Foreign Plan” is defined in Section 5.9(iv).
     “Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States.
     “Government Securities” means securities that are:
     (i)  direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or
     (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of the principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of the principal of or interest on the Government Securities evidenced by such depository receipt.
     “Governmental Entity” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, any regulatory agency, commission, court, body, entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.
     “Guarantors” means Holdco, MoneyGram Payment Systems, Inc., a Delaware corporation, FSMC, Inc., a Minnesota corporation, MoneyGram Investments, LLC, a Delaware limited liability company, PropertyBridge, Inc., a Delaware corporation, MoneyGram of New York LLC, a Delaware limited liability company, any Person which becomes a Guarantor pursuant to the last sentence of Section 6.21, and each other Wholly-Owned Subsidiary which, after the date hereof, becomes a Material Domestic Subsidiary of the Borrower, and its successors and assigns, other than an SPE.
     “Guaranty” means that certain Amended and Restated Guaranty dated as of the date hereof executed by each Guarantor in favor of the Administrative Agent, for the ratable benefit of the Lenders and the Secured Parties, as it may be amended or modified (including by joinder agreement) and in effect from time to time.
     “Hazardous Materials” means (i) petroleum and petroleum by-products, asbestos that is friable, radioactive materials, medical or infectious wastes or polychlorinated biphenyls and (ii) any other material, substance or waste that is prohibited, limited or regulated by Environmental Law because of its hazardous, toxic or deleterious properties or characteristics.
     “Holdco” means MoneyGram International, Inc., a Delaware corporation and the parent corporation of the Borrower.

     “Holdco Patents” means all patents and patent applications currently owned by Holdco and its Subsidiaries that are material to the business of Holdco and its Subsidiaries, taken as a whole, as currently conducted.
     “Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business), (iii) to the extent not otherwise included in this definition, Indebtedness of another Person whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations (or, without double counting, reimbursement obligations in respect thereof) which are evidenced by notes, acceptances, or other similar instruments to the extent not collateralized with Cash and Cash Equivalents or banker’s acceptances, (v) Capitalized Lease Obligations, (vi) letters of credit or similar instruments which are issued upon the application of such Person or upon which such Person is an account party to the extent not collateralized with Cash and Cash Equivalents or banker’s acceptances, (vii) to the extent not otherwise included, any obligation (each, a “Contingent Obligation”) by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business, (viii) Rate Management Obligations, (ix) Receivables Transaction Attributed Indebtedness and (x) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person. For the purposes hereof, the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. In respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the amount of such Indebtedness shall be the lesser of the fair market value of such assets at the date of determination and the amount of the Indebtedness of the other Person secured by such asset. Notwithstanding the foregoing, the following shall not constitute Indebtedness: (i) obligations under Repurchase Agreements, (ii) Payment Services Obligations, (iii) obligations to repay Payment Instruments Funding Amounts, (iv) Rate Management Obligations (to the extent incurred in the ordinary course of business and not for speculative purposes), (v) Purchase Agreement Equity, (vi) ordinary course contractual obligations with clearing banks relative to clearing accounts and (vii) Receivables Transactions Attributed Indebtedness so long as the aggregate outstanding amount thereof at the time of determination is not in excess of $300,000,000 (but any excess amount thereof over $300,000,000 shall constitute Indebtedness).
     “Indenture” means that certain Indenture, to be dated as of and effective as of the Effective Date, among the Borrower, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, in the form attached as an exhibit to the Note Purchase Agreement or as amended after the Effective Date from time to time in accordance with the Intercreditor Agreement.
     “Infringe” means, in relation to Intellectual Property, infringing upon, misappropriating or violating the rights of any third party.

     “Insolvency Proceedings” means, with respect to any Person, any case or proceeding with respect to such Person under U.S. federal bankruptcy laws or any other state, federal or foreign bankruptcy, insolvency, reorganization, liquidation, receivership or other similar laws, or the appointment, whether at common law, in equity or otherwise, of any trustee, custodian, receiver, liquidator or the like for all or any material portion of the property of such Person.
     “Intellectual Property” means the following and all rights pertaining thereto: (i) patents, patent applications, provisional patent applications and statutory invention registrations (including all utility models and other patent rights under the Laws of all countries), (ii) trademarks, service marks, trade dress, logos, trade names, service names, corporate names, domain names and other brand identifiers, registrations and applications for registration thereof, (iii) copyrights, databases, and registrations and applications for registration thereof, (iv) confidential and proprietary information, trade secrets, and know-how and (v) all similar rights, however denominated, throughout the world.
     “Intercreditor Agreement” means that certain Intercreditor Agreement, to be dated as of and effective as of the Effective Date, among the Collateral Agent, Deutsche Bank Trust Company Americas, as Trustee and Collateral Agent for the Second Priority Secured Parties (as defined therein), the Borrower, Holdco and the other Guarantors in substantially the form of Exhibit F hereto.
     “Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months (or, if available to all relevant Lenders, nine or twelve months or a period shorter than one month) commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months (or other applicable period) thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth (or other corresponding) succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth (or other corresponding) succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.
     “Investment” of a Person means all investments by such Person in any other Person in the form of any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), contribution of capital by such Person or Capital Stock, bonds, mutual funds, notes, debentures or other securities of such other Person.
     “Investors” has the meaning set forth in the Equity Purchase Agreement.
     “JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

     “Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, code, order, injunction, arbitration award, writ, decree, agency requirement, license or permit of any Governmental Entity.
     “LC Disbursement” means a payment made by the LC Issuer pursuant to a Letter of Credit which has not yet been reimbursed by or on behalf of the Borrower.
     “LC Exposure” means, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements at such time. The LC Exposure of any Lender at any time shall be its Pro Rata Share of the total LC Exposure at such time.
     “LC Fee” is defined in Section 2.22(xi).
     “LC Issuer” means JPMorgan Chase Bank, N.A. and each other Lender that agrees in writing with the Borrower to issue Letters of Credit (provided that notice of such agreement is given to the Administrative Agent), in each case, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.22(ix). Each LC Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such LC Issuer, in which case the term “LC Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. With respect to any Letter of Credit, “LC Issuer” shall mean the issuer thereof.
     “Lenders” means the lending institutions listed on the signature pages of this Agreement, any Person which becomes a party hereto pursuant to Section 2.8(iii) and their respective successors and assigns. Unless otherwise specified, the term “Lenders” includes a Lender in its capacity as the Swing Line Lender.
     “Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.20.
     “Letter of Credit” means any letter of credit issued pursuant to this Agreement (including any Outstanding Letter of Credit).
     “Letter of Credit Application” means a letter of credit application or agreement entered into or submitted by the Borrower pursuant to Section 2.22(ii).
     “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, encumbrance or preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement). For the purposes hereof, none of the following shall be deemed to be Liens: (i) setoff rights or statutory liens arising in the ordinary course of business, (ii) restrictive contractual obligations with respect to assets comprising the Payment Instruments Funding Amounts or Payment Service Obligations, provided that such contractual obligations are no more restrictive in nature than those in effect on the Effective Date, (iii) Liens purported to be created under Repurchase Agreements, provided that such Liens do not extend to any assets other than those that are the subject of such Repurchase Agreements, (iv) ordinary course of business contractual obligations with clearing banks relative to clearing accounts or (v) operating leases.
     “Loan” means a Revolving Loan, a Term A Loan, Term B Loan or a Swing Line Loan.
     “Loan Documents” means this Agreement, any amendment hereto, any Letter of Credit Application, any Notes issued pursuant to Section 2.16, the Guaranty and the Collateral Documents.
     “Loan Parties” means the Borrower, Holdco and each of the other Guarantors that is a party to a Loan Document.
     “Material Adverse Effect” means any event, condition or circumstance that has occurred since the Effective Date that could reasonably be expected to have a material adverse effect on (i) the business, financial condition, results of operations or assets of Holdco and its Subsidiaries, taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents or (iii) the rights or remedies of the Administrative Agent or the Lenders under the Loan Documents, taken as a whole (other than, in each case, as related to: (A) the valuation of the investment portfolio of Holdco and its Subsidiaries and (B) any shareholder or derivative litigation arising as a result of the transactions contemplated hereby and/or the disclosure of or failure to disclose information related to the valuation of the investment portfolio of Holdco and its Subsidiaries).
     “Material Domestic Subsidiary” means a Domestic Subsidiary (other than an SPE) which either (i) has 5% or more of the assets (valued at the greater of book or fair market value) of the Borrower and its Subsidiaries determined on a consolidated basis as of the fiscal quarter end next preceding the date of determination, (ii) is responsible for 5% or more of Consolidated Net Income for the four quarter period ending on the fiscal quarter end next preceding the date of determination or (iii) has been designated as a Material Domestic Subsidiary by the Borrower.
     “Material Indebtedness” means Indebtedness and/or Rate Management Obligations in an outstanding principal or net payment amount of $15,000,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).
     “Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).
     “Minimum Liquidity Ratio” means the ratio of (i) the fair value of the Restricted Investment Portfolio (other than Scheduled Restricted Investments, which shall be valued at the lower of (x) fair value and (y) the amounts set forth adjacent to such Scheduled Restricted Investments in Schedule 1; provided, that any Scheduled Restricted Investments set forth under the heading C-1 on Schedule 1 shall be valued at fair value on and after June 30, 2008 and provided further, if any of such Scheduled Restricted Investments set forth under the heading C-2 on Schedule 1 (the “Specified SRIs”) have been sold, the aggregate value of such remaining Specified SRIs shall be the lower of (x) fair value of such remaining Specified SRIs and (y)

aggregate value of all Specified SRIs set forth on Schedule 1 less the net proceeds received for the Specified SRIs sold (not to be less than zero)) to (ii) all Payment Service Obligations.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” is defined in Section 5.9(iii).
     “Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.
     “Net Proceeds” means, with respect to any event, (i) the cash proceeds received in respect of such event, including (A) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any reasonable interest payments), but only as and when received, (B) in the case of a casualty, cash insurance proceeds, and (C) in the case of a condemnation or similar event, cash condemnation awards and similar payments received in connection therewith, minus (ii) the sum of direct costs relating to such event and the sale or disposition of such non-cash proceeds, including, without limitation, legal, accounting and investment banking fees, brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements and, if such costs have not been incurred or invoiced, the Borrower’s good faith estimates thereof), amounts required to be applied to the repayment of principal, premium or penalty, if any, and interest on Indebtedness required to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Borrower as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.
     “Non-Guarantor” means any Subsidiary of Holdco other than the Borrower or any Guarantor.
     “Non-U.S. Lender” is defined in Section 3.5(iv).
     “Note” means any one or more of a Revolving Credit Note, Term A Note, Term B Note or Swing Line Note.
     “Note Purchase Agreement” means that certain Amended and Restated Note Purchase Agreement, dated as of March ___, 2008, among Holdco, the Borrower, GSMP V Onshore US, Ltd. an exempted company incorporated in the Cayman Islands with limited liability, GSMP V Offshore US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability, GSMP V Institutional US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability, and THL Credit Partners, L.P., as in effect on the date hereof.
     “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all reimbursement obligations with respect to LC Disbursements, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower and the other Loan Parties to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents.
     “Other Taxes” is defined in Section 3.5(ii).
     “Outstanding Letters of Credit” is defined in Section 2.22(xii).
     “Outstanding Revolving Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its LC Exposure at such time, plus (iii) an amount equal to its Swing Line Exposure at such time.
     “Participants” is defined in Section 12.1(iii)(A).
     “Passive Holding Company Condition” shall be satisfied so long as Holdco or any of its Subsidiaries (other than the Borrower and any of the Borrower Subsidiaries) does not:
     (i) directly incur any Indebtedness other than Permitted Holdco Indebtedness;
     (ii) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it (except Permitted Holdco Liens); or
     (iii) own any Capital Stock in any Person (other than the Borrower and the Borrower Subsidiaries) and own any other material assets (excluding Capital Stock) other than (A) Cash and Cash Equivalents, (B) assets under any stock incentive plans (including related agreements), loan stock purchase programs or incentive compensation plans, (C) pre-paid assets (e.g. deferred financing costs) and (D) deferred tax assets;
provided nothing in this definition shall restrict Holdco from performing its obligations under the Equity Purchase Agreement and the securities issued thereunder and under the certificates of designation contemplated thereby.
     “Payment Date” means the last day of each calendar year quarter.
     “Payment Instruments Funding Amounts” means amounts advanced to and retained by Holdco and its Subsidiaries as advance funding for the payment instruments or obligations arising under an official check agreement or a customer agreement entered into in the ordinary course of business.
     “Payment Service Obligations” means all liabilities of the Borrower and the Borrower Subsidiaries calculated in accordance with GAAP for outstanding payment instruments (as classified and defined as Payment Service Obligations in Holdco’s latest Annual Report on Form 10-K under the Exchange Act, and if Holdco is not subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act, Holdco’s most recent audited financial statements).
     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

     “Permits” means all permits, licenses, authorizations, orders and approvals of, and filings, applications and registrations with, Governmental Entities.
     “Permitted Holdco Indebtedness” means:
     (i) Indebtedness arising from agreements of Holdco providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or any of its Subsidiaries; provided, however, that:
     (A) such Indebtedness is not reflected on the balance sheet of Holdco or any of its Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)); and
     (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Holdco in connection with such disposition;
     (ii) obligations incurred under the Loan Documents or the Second Lien Documents;
     (iii) Indebtedness incurred by Holdco in respect of interest rate hedging obligations of Holdco in existence on the Effective Date; and
     (iv) guarantees of (x) other Indebtedness of the Borrower and the Subsidiary Guarantors permitted under Sections 6.11(i), (iii) (to the extent existing at the Effective Date), (iv), (v), (x) (to the extent the debt so extended, refunded, refinanced, renewed, replaced or defeased was guaranteed by Holdco in accordance with this Agreement), (xvii) or (xviii) and (y) Rate Management Obligations of the Borrower and the Subsidiary Guarantors permitted under this Agreement.
     “Permitted Holdco Liens” means, any Permitted Liens other than Liens incurred pursuant to clauses (x), (xi), (xx), (xxiii) or (xxv) of Section 6.15.
     “Permitted Liens” means Liens permitted by Section 6.15.
     “Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
     “Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which Holdco or any member of the Controlled Group may have any liability.

     “Portfolio Securities” means, collectively, portfolio securities (i) designated as “trading investments” on Holdco’s consolidated financial statements, (ii) designated as “available for sale investments” on Holdco’s consolidated financial statements or (iii) otherwise designated as investments on Holdco’s consolidated financial statements, in each case valued at fair value in accordance with GAAP.
     “Prepayment Event” means:
     (i) any sale, transfer or other disposition pursuant to Section 6.13(x) or (xxi) other than dispositions resulting in aggregate Net Proceeds not exceeding (1) $5,000,000 in the case of any single transaction or series of related transactions or (2) $10,000,000 for all such transactions during any fiscal year of Holdco; or
     (ii) the incurrence by Holdco, the Borrower or any Domestic Subsidiary after the Effective Date of any Indebtedness other than Indebtedness permitted under Section 6.11 or any Permitted Holdco Indebtedness.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
     “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
     “Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Revolving Credit Commitment (or, if the Aggregate Revolving Credit Commitment has expired or been terminated, such Lender’s Revolving Credit Commitment immediately prior to such expiration or termination, giving effect to any subsequent assignments made pursuant to the terms hereof and any subsequent repayments of such Lender’s Revolving Loans and reductions in such Lender’s participation exposure relative to Letters of Credit and Swing Line Loans) and the denominator of which is the Aggregate Revolving Credit Commitments (or, if the Aggregate Revolving Credit Commitment has expired or been terminated, the Aggregate Revolving Credit Commitment immediately prior to such expiration or termination, giving effect to any subsequent repayments of the Revolving Loans and reductions in the aggregate participation exposure relative to Letters of Credit and Swing Line Loans).
     “Purchase Agreement Equity” means Capital Stock of Holdco issued to the Sponsors pursuant to the terms of the Equity Purchase Agreement, including any Capital Stock into which such equity is converted or any additional Capital Stock issued after the Effective Date pursuant to the terms of the certificates of designation referred to in, and attached as exhibits to, the Equity Purchase Agreement.
     “Rate Management Counterparties” means Lenders and their Affiliates (or Persons which were Lenders or their Affiliates at the time the applicable Rate Management Transaction was entered into) which have entered into Rate Management Transactions with Holdco or any of its Subsidiaries.

     “Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.
     “Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by Holdco or any of its Subsidiaries which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
     “Receivables Transaction” means any transaction or series of transactions entered into by the Borrower or any Borrower Subsidiary pursuant to which the Borrower or any Borrower Subsidiary may sell, convey or otherwise transfer to a Person accounts or notes receivable and rights related thereto.
     “Receivables Transaction Attributed Indebtedness” means, at any time, the amount of obligations outstanding at such time under the legal documents entered into as part of any Receivables Transaction that would be characterized as principal if such Receivables Transaction were structured as a secured lending transaction rather than as a purchase.
     “Refinanced Commitment”, “Refinanced Term A Loans” and “Refinanced Term B Loans” are each defined in Section 8.3.
     “Refinancing Indebtedness” is defined in Section 6.11(x).
     “Register” is defined in Section 12.1(ii)(D).
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

     “Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment in derogation of Environmental Law.
     “Rentals” of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.
     “Replacement Commitments”, “Replacement Term A Loans” and “Replacement Term B Loans” are each defined in Section 8.3.
     “Reportable Event” means a reportable event as defined in Section 4043(c) of ERISA and the regulations issued under such section, with respect to a Single Employer Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
     “Repurchase Agreement” means an agreement of a Person to purchase securities arising out of or in connection with the sale of the same or substantially similar securities.
     “Required B Lenders” means, at any time, Lenders holding more than 50% of the Term B Balance at such time, but if there shall be more than one Lender with a Term B Balance, not less than two Lenders.
     “Required Lenders” means, at any time, Lenders having in the aggregate more than 50% of the sum of (i) the Term A Balance at such time plus (ii) the Aggregate Term B Loan Commitment or, after the Effective Date, the Term B Balance at such time plus (iii) the sum of the Aggregate Outstanding Revolving Credit Exposure and the unused Revolving Credit Commitments at such time.
     “Required Specified Lenders” means, at any time, Lenders having in the aggregate more than 50% of the sum of (i) the Term A Balance at such time plus (ii) the sum of the Aggregate Outstanding Revolving Credit Exposure and the unused Revolving Credit Commitments at such time.
     “Restricted Investment Portfolio” means assets of Holdco and its Subsidiaries which are restricted by state law, contract or otherwise designated by the Borrower for the payment of Payment Service Obligations.
     “Restricted Payment” means (i) any dividend or distribution in respect of the Capital Stock of the Borrower or Holdco, (ii) any redemption, repurchase, acquisition or other retirement of the Capital Stock of the Borrower or Holdco and (iii) any principal or other payment on, or any redemption, repurchase, defeasance, acquisition or other retirement of any Subordinated Indebtedness (other than Indebtedness permitted under Section 6.11(xix)) in each case prior to any scheduled repayment, sinking fund or maturity.

     “Revolving Credit Advance” means an Advance made by the Revolving Lenders pursuant to Section 2.3, including any Advance previously made by the Revolving Lenders to Holdco pursuant to Section 2.3 of the Existing Credit Agreement.
     “Revolving Credit Commitment” means, for each Revolving Lender, the obligation of such Lender to make Revolving Loans and participate in Letters of Credit and Swing Line Loans in an aggregate amount at any one time outstanding not exceeding the amount set forth opposite its name under the heading “Revolving Credit Commitment” on the Commitment Schedule, as such amount may be increased or reduced from time to time pursuant to the terms of this Agreement.
     “Revolving Credit Note” means a promissory note in substantially the form of Exhibit A hereto, with appropriate insertions, and payable to the order of a Lender in the amount of its Revolving Credit Commitment, including any amendment, modification, renewal or replacement of such promissory note.
     “Revolving Lender” means a Lender having a Revolving Credit Commitment.
     “Revolving Loan” means, with respect to a Revolving Lender, such Lender’s loans made pursuant to Section 2.3 hereof and all “Revolving Loans” of such Lender outstanding under the Existing Credit Agreement as of the Effective Date.
     “S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
     “Satisfactory Audit Opinion” means either combined or separate unqualified reports on the audit of Holdco, and its Subsidiaries, financial statements and internal controls over financial reporting as of and for the year ended December 31, 2007 as illustrated within paragraphs 87 and 88 of the Public Company Accounting Oversight Board Bylaws and Rules, Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That Is Integrated with An Audit of Financial Statements,” prepared in accordance with GAAP (neither the Deloitte & Touche LLP financial statement opinion as of and for the year ended December 31, 2007 nor to the Notes to Consolidated Financial Statements attached to the audited financial statements, nor Items 1 through 15 of Holdco’s December 31, 2007 Annual report on Form 10-K, shall include any reference to Holdco’s ability to operate as a going concern).
     “Scheduled Restricted Investments” means the securities listed on Schedule 1 hereto.
     “SEC” means the United States Securities and Exchange Commission.
     “Second Lien Documents” means the Note Purchase Agreement, the Indenture, the notes issued thereunder and all documents delivered in connection therewith.
     “Second Lien Indebtedness” means the senior second lien indebtedness incurred by the Borrower pursuant to the Indenture.
     “Secured Parties” means the Administrative Agent, the Collateral Agent, the Lenders and the Rate Management Counterparties.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
     “Sell Down Date” means the “Sell Down Date” as defined in the Indenture.
     “Senior Secured Debt Ratio” means, at any time, the ratio of (i) Consolidated Senior Secured Indebtedness of the Borrower and its Subsidiaries at such time to (ii) Consolidated EBITDA of the Borrower and its Subsidiaries for the then most-recently ended four fiscal quarters.
     “Separation Agreements” means one or more of the Separation and Distribution Agreement, the Tax Sharing Agreement, the Interim Services Agreement and the Employee Benefit Agreement each dated as of June 30, 2004 and entered into between Holdco and Viad.
     “Similar Business” means (i) the global funds transfer and payment services business conducted by Holdco and its Subsidiaries, (ii) any other business described under the heading “Business” in Holdco’s Annual Report on Form 10-K under the Exchange Act for the fiscal year ended December 31, 2006, and (iii) any business that is similar, reasonably related, incidental, complementary or ancillary thereto or any reasonable extension thereof.
     “Single Employer Plan” means a Plan (other than a Multiemployer Plan) maintained by Holdco or any member of the Controlled Group for employees of Holdco or any member of the Controlled Group.
     “Specified Equity Contribution” is defined in Section 6.19.2.
     “Specified Securities” means the securities set forth on Schedule 1 listed under “C-2” and “C-3”.
     “SPEs” means Ferrum Trust, a Delaware business trust, Tsavorite Trust, a Delaware business trust, Hematite Trust, a Delaware business trust, Monazite Trust, a Delaware business trust, and, to the extent the formation thereof is not prohibited hereunder, any Wholly-Owed Subsidiary of the Borrower or trust (which is consolidated with the Borrower for financial statement purposes), in each case formed for the limited organizational purpose of isolating and transferring a limited and specified pool of assets and related rights and obligations with respect to Payment Service Obligations, which assets shall consist solely of (i) Cash and Cash Equivalents, (ii) Portfolio Securities (including, for purposes of clarity, Scheduled Restricted Investments), (iii) Accounts Receivable, (iv) Rate Management Obligations (with respect to interest rate hedging) that relate to Portfolio Securities and Payment Service Obligations.
     “Sponsor Capital” is defined in Section 4.1(xvi).
     “Sponsors” means the affiliates of Thomas H. Lee Partners L.P., Goldman Sachs Credit Partners L.P. and Goldman Sachs Mezzanine Partners.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System to which the Administrative Agent is subject with respect to the Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subordinated Indebtedness” means any Indebtedness which is by its terms subordinated in right of payment or in respect of the proceeds of any collateral to the Obligations (other than the Second Lien Indebtedness).
     “Subsidiary” of a Person means:
     (i) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof;
     (ii) any partnership, joint venture, limited liability company or similar entity of which:
     (A) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and
     (B) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; and
     (iii) with respect to Holdco, the Borrower and any Borrower Subsidiary which owns such SPE, any SPE.
Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
     “Subsidiary Guarantor” means each Guarantor other than Holdco.
     “Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets (excluding Portfolio Securities) of the Borrower and its Subsidiaries, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).
     “Swing Line Borrowing Notice” is defined in Section 2.7(ii).
     “Swing Line Commitment” means, with respect to the Swing Line Lender, its commitment to make Swing Line Loans to the Borrower pursuant to Section 2.7 in an aggregate outstanding amount at no time exceeding its Swing Line Commitment amount specified on the Commitment Schedule.
     “Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Lender at any time shall be its Pro Rata Share of the total Swing Line Exposure at such time.
     “Swing Line Lender” means JPMCB.
     “Swing Line Loan” means a Loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.7.
     “Swing Line Note” means a promissory note, in substantially the form of Exhibit C hereto, with appropriate insertions, and payable to the order of the Swing Line Lender in the principal amount of its Swing Line Commitment, including any amendment, modification, renewal or replacement of such promissory note.
     “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.
     “Term A Balance” means, at any time, the then aggregate outstanding principal amount of the Term A Loans.
     “Term A Loan” means, with respect to each Lender, such Lender’s “Term Loan” (as defined in the Existing Credit Agreement) outstanding as of the Effective Date and, with respect to all Lenders, the aggregate of all such term loans. The aggregate amount of the Term A Loans of all Lenders as of the date hereof is $100,000,000.
     “Term A Note” means a promissory note, in substantially the form of Exhibit B-1 hereto, with appropriate insertions, and payable to the order of a Lender in the amount of such Lender’s Term A Loan, including any amendment, modification, renewal or replacement of such promissory note.
     “Term B Balance” means, at any time, the then aggregate outstanding principal amount of the Term B Loans.
     “Term B Loan” means, with respect to each Lender, such Lender’s pro-rata portion of any term Advance made by the Lenders on the Effective Date pursuant to Section 2.1(ii) and, with respect to all Lenders, the aggregate of all such pro-rata portions.

     “Term B Loan Commitment” means, for each Lender, the obligation of such Lender to make a Term B Loan to the Borrower pursuant to Section 2.1(ii) in an amount not exceeding the amount set forth opposite its name under the heading “Term B Loan Commitment” on the Commitment Schedule.
     “Term B Note” means a promissory note, in substantially the form of Exhibit B-2 hereto, with appropriate insertions, and payable to the order of a Lender in the amount of such Lender’s Term B Loan, including any amendment, modification, renewal or replacement of such promissory note.
     “Term Loan” means each of the Term A Loan and the Term B Loan.
     “Transactions” means the transactions contemplated by this Agreement and the other Loan Documents, the Second Lien Documents and the Equity Purchase Agreement.
     “Transferee” is defined in Section 12.2.
     “Travelers” means Travelers Express Company, Inc., a Minnesota corporation.
     “Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.
     “Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87.
     “Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
     “Viad” means Viad Corp, a Delaware corporation.
     “Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing:
     (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by
     (ii) the sum of all such payments.
     “Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’

qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.
     Section 1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     Section 1.3 Rounding. The calculation of any financial ratios under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-down if there is no nearest number).
     Section 1.4 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York time (daylight or standard, as applicable).
     Section 1.5 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that with respect to any payment of interest on or principal of Eurodollar Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
     Section 1.6 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all of its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower’s audited financial statements. If at any time any change in GAAP or application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the

Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP or application thereof prior to such change therein and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of quarterly and annual financial statements required hereunder.
     Section 1.7 Pro Forma Calculations. For purposes of determining compliance with any ratio set forth herein, such ratio shall be calculated in each case on a pro forma basis as follows:
     (i) In the event that the Borrower or any Borrower Subsidiary incurs, assumes, guarantees or redeems any Indebtedness subsequent to the commencement of the period for which such ratio is being calculated but on or prior to or simultaneously with the event for which the calculation of such ratio is made (the “Calculation Date”), then such ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, as if the same had occurred at the beginning of the applicable reference period.
     (ii) For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers and consolidations that have been made by the Borrower or any Borrower Subsidiary during the reference period or subsequent to the reference period and on or prior to or simultaneously with the Calculation Date shall be given pro forma effect as if all such Investments, acquisitions, dispositions, mergers and consolidations (and all related financing transactions) had occurred on the first day of the reference period. Additionally, if since the beginning of such reference period any Person that subsequently became a Borrower Subsidiary or was merged with or into the Borrower or any Borrower Subsidiary since the beginning of such reference period shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then such ratio shall be calculated giving pro forma effect thereto for such reference period as if such Investment, acquisition, disposition, merger or consolidation (and all related financing transactions) had occurred at the beginning of the reference period.
     (iii) For purposes of the calculations referred to herein, whenever pro forma effect is to be given to a transaction, the pro forma calculations (including any cost savings associated therewith) shall be made in accordance with Regulation S-X under the Securities Act. In addition, any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Borrower, to reflect any operating expense reductions and other operating improvements or synergies projected in good faith to result from any acquisition, amalgamation, merger or operational change (including, to the extent applicable, from the Transactions); provided that (x) such operating expense reductions and other operating improvements or synergies are reasonably identifiable and factually supportable, (y) with respect to operational changes (not resulting from an acquisition), such actions are taken or committed to be taken no later than 24 months after the Effective Date and (z) the aggregate amount of projected operating expense reductions, operating improvements and synergies in respect of operational changes (not resulting from an acquisition) included in any pro forma calculation shall not exceed $20,000,000 for any four consecutive fiscal quarter period unless otherwise approved by the Administrative Agent.
     (iv) If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Rate Management Obligations applicable to such Indebtedness). For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as the Borrower may designate.
     (v) Any Person that is a Borrower Subsidiary on the Calculation Date will be deemed to have been a Borrower Subsidiary at all times during the reference period, and any Person that is not a Borrower Subsidiary on the Calculation Date will be deemed not to have been a Borrower Subsidiary at any time during the reference period.
ARTICLE II
THE CREDITS
     Section 2.1 Term Loans.
     (i) Each Existing Lender has made a Term A Loan to Holdco in the aggregate amount set forth opposite its name on the Commitment Schedule. As of the Effective Date each such term loan shall be continued as a Term A Loan hereunder and the Borrower accepts, assumes and agrees to perform all obligations as the borrower and primary obligor in respect thereof. No amount of the Term A Loan which is repaid or prepaid by the Borrower may be reborrowed hereunder.
     (ii) Each Lender severally (and not jointly) agrees, on the terms and conditions set forth in this Agreement, to make a Term B Loan to the Borrower on the Effective Date in the amount of its respective Term B Loan Commitment. No amount of the Term B Loan which is repaid or prepaid by the Borrower may be reborrowed hereunder. Not later than 1:00 p.m., New York City time, on the Effective Date, each Lender shall make available funds equal to its Term B Loan Commitment in immediately available funds in Chicago to the Administrative Agent at its address specified pursuant to Article XIII.
     Section 2.2 Term Loan Repayment. Except as otherwise expressly provided herein, the principal amount of the Term A Loan shall be paid in full by the Borrower on the Facility

Termination Date. Except as otherwise expressly provided herein, the principal amount of the Term B Loan shall be paid in full by the Borrower as follows:
     (i) on each Payment Date from and including June 30, 2008 to and including December 31, 2012, the Borrower shall make an aggregate payment of $625,000; and
     (ii) on the Facility Termination Date, the Borrower shall pay the entire remaining unpaid principal amount of the Term B Loan.
     Section 2.3 Revolving Credit Commitments. From and including the Effective Date and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (i) make or continue Revolving Loans to the Borrower from time to time and (ii) participate in Letters of Credit issued upon the request of the Borrower, provided that, after giving effect to the making of each such Loan and the issuance of each such Letter of Credit, such Lender’s Outstanding Revolving Credit Exposure shall not exceed in the aggregate the amount of its Revolving Credit Commitment and the Aggregate Outstanding Revolving Credit Exposure shall not exceed the Aggregate Revolving Credit Commitment. As of the Effective Date each revolving loan made under the Existing Credit Agreement shall be continued as a Revolving Loan hereunder and the Borrower accepts, assumes and agrees to perform all obligations as the borrower and primary obligor in respect thereof. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans, in whole or in part, at any time prior to the Facility Termination Date. The Revolving Credit Commitments to extend credit hereunder shall expire on the Facility Termination Date.
     Section 2.4 Other Required Payments. All outstanding Revolving Loans, Swing Line Loans, unreimbursed LC Disbursements and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.
     Section 2.5 Ratable Loans. Each Revolving Credit Advance hereunder shall consist of Revolving Loans made from the several Revolving Lenders ratably according to their Pro Rata Shares.
     Section 2.6 Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.11 and 2.12, or Swing Line Loans selected by the Borrower in accordance with Section 2.7.
     Section 2.7 Swing Line Loans.
     (i) Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make Swing Line Loans to the Borrower from time to time from and including the Effective Date and prior to the Facility Termination Date, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swing Line Loans exceeding $25,000,000, (ii) the aggregate principal amount of the Swing Line Lender’s outstanding Swing Line Loans exceeding its Swing Line Commitment, or (iii) the sum of the Aggregate Outstanding Revolving Credit Exposure exceeding the Aggregate Revolving Credit Commitment; provided that the Swing Line Lender shall not be required to make a Swing Line Loan to refinance an outstanding Swing Line Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swing Line Loans. The Borrower will repay in full each Swing Line Loan on or before the fifth (5th) Business Day after the Borrowing Date for such Swing Line Loan.
     (ii) To request a Swing Line Loan, the Borrower shall notify the Administrative Agent of such request by telephone or electronic mail (to such electronic mail addresses as the Administrative Agent shall specify) (in each case confirmed by telecopy), not later than 1:00 p.m., New York City time, on the day of a proposed Swing Line Loan. Each such notice (a “Swing Line Borrowing Notice”) shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swing Line Loan, which shall be an amount not less than $1,000,000. The Administrative Agent will promptly advise the Swing Line Lender of any such notice received from the Borrower. The Swing Line Lender shall make each Swing Line Loan available to the Borrower by means of a credit to a general deposit account of the Borrower with the Swing Line Lender or wire transfer to an account designated by the Borrower (or, in the case of a Swing Line Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.22(v), by remittance to the LC Issuer) by 3:00 p.m., New York City time, on the requested date of such Swing Line Loan.
     (iii) The Swing Line Lender may (and shall on the fifth (5th) Business Day after the Borrowing Date of each Swing Line Loan made by it that is then still outstanding) by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of its Swing Line Loans outstanding. Such notice shall specify the aggregate amount of Swing Line Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Share of such Swing Line Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swing Line Lender, such Lender’s Pro Rata Share of such Swing Line Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swing Line Loans pursuant to this paragraph is unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance, prior to or after the funding of any Swing Line Loan, of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower or (d) any other circumstance, happening or event whatsoever, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.11 with respect to Loans made by such Lender (and Sections 2.11 and 2.21 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the

Swing Line Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swing Line Loan acquired pursuant to this paragraph. Any amounts received by the Swing Line Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swing Line Loan after receipt by the Swing Line Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swing Line Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swing Line Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swing Line Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
     Section 2.8 Commitment Fee; Reductions and Increases in Aggregate Revolving Credit Commitment.
     (i) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the rate of .50% per annum on the daily amount of the difference between the Revolving Credit Commitment of such Lender and the Outstanding Revolving Credit Exposure (excluding Swing Line Exposure) of such Lender during the period from and including the date hereof to but excluding the date on which such Revolving Credit Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (ii) The Borrower may permanently reduce the Aggregate Revolving Credit Commitment in whole, or in part ratably among the Revolving Lenders in minimum amounts of $10,000,000 and integral multiples of $1,000,000 in excess thereof, upon at least three Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Revolving Credit Commitment may not be reduced below the Aggregate Outstanding Revolving Credit Exposure and further provided that a notice of a reduction of the Aggregate Revolving Credit Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder. Notwithstanding the foregoing, the Borrower shall not voluntarily reduce the Aggregate Revolving Credit Commitment unless at the time of such reduction the Term B Balance is zero.

     (iii) The Borrower may, at its option, on up to three occasions, seek to increase the Aggregate Revolving Credit Commitment and/or the Aggregate Term B Loan Commitment or aggregate Term A Loans by up to an aggregate amount of $50,000,000 in a minimum amount of $10,000,000 and in integral multiples of $5,000,000 in excess thereof, upon at least three (3) Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such increase and whether such increase is in the Aggregate Revolving Credit Commitment, the Aggregate Term B Loan Commitment, the Term A Loans or a combination of any thereof and shall be delivered at a time when no Default or Unmatured Default has occurred and is continuing. Notwithstanding anything herein to the contrary, no Term B Loan shall be permitted to be borrowed pursuant to this clause (iii) if, after giving effect thereto, the Term B Balance would exceed $250,000,000. The Borrower may, after giving such notice, offer the increase (which may be declined by any Lender in its sole discretion) in the Commitments or Term A Loans on either a ratable basis to the Lenders or on a non pro-rata basis to one or more Lenders and/or to other Lenders or entities reasonably acceptable to the Administrative Agent. No increase in the Commitments or Term A Loans shall become effective until the existing or new Lenders extending such incremental Revolving Credit Commitment, Term B Loan Commitment or Term A Loans and the Borrower shall have delivered to the Administrative Agent a document in form and substance reasonably satisfactory to the Administrative Agent pursuant to which each such existing Lender states the amount of its Commitment or Loan increase, each such new Lender becomes a party hereto, states its Commitment or Loan amount and agrees to assume and accept the obligations and rights of a Lender hereunder and the Borrower accepts such incremental Commitments or Loans. In the event of an increase in the Aggregate Revolving Credit Commitment pursuant to this Section, the Revolving Lenders (new or existing) shall accept an assignment from the existing Revolving Lenders, and the existing Revolving Lenders shall make an assignment to the new or existing Revolving Lender accepting a new or increased Revolving Credit Commitment, of an interest in each then outstanding Revolving Credit Advance, Swing Line Loan, Letter of Credit and LC Disbursement such that, after giving effect thereto, all Revolving Credit Advances, Swing Line Loans, Letters of Credit and LC Disbursements are held ratably by the Revolving Lenders in proportion to their respective Revolving Credit Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and shall not be subject to the assignment fee set forth in Section 12.1(ii)(B)(3). The Borrower shall make any payments under Section 3.4 resulting from such assignments. In the event of an increase in the Aggregate Term B Loan Commitment or Term A Loans pursuant to this Section, each Lender accepting a portion of such increased Aggregate Term B Loan Commitment or Term A Loans shall, on the effective date of the increase in such Aggregate Term B Loan Commitment or Term A Loans, make a loan to the Borrower (which shall be deemed to be, as applicable, a “Term A Loan” or a “Term B Loan” hereunder for all purposes hereof, including Section 2.24) in the amount of its portion of such increase. Any such increase of the Aggregate Revolving Credit Commitment, Aggregate Term B Loan Commitment or Term A Loans shall be subject to receipt by the Administrative Agent from the Borrower of such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request.

     Section 2.9 Minimum Amount of Each Advance. Each Eurodollar Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), and each Floating Rate Advance (other than a Swing Line Loan) shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), provided, however, that any Revolving Credit Advance which is a Floating Rate Advance may be in the amount of the unused Aggregate Revolving Credit Commitment.
     Section 2.10 Optional and Mandatory Principal Payments.
     (i) The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances (other than Swing Line Loans) upon one Business Day’s prior notice to the Administrative Agent. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $1,000,000 and increments of $500,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Administrative Agent and the Swing Line Lender by 12:00 p.m., New York City time, on the date of repayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days’ prior notice to the Administrative Agent. All voluntary principal payments in respect of the Term B Loan shall be applied to the principal installments thereof in such order as the Borrower may elect, or if not so specified on or prior to the date of such optional prepayment, in the direct order of maturity. All mandatory principal payments in respect of the Term B Loan shall be applied to the principal installments thereof under Section 2.2 in the direct order of maturity. Notwithstanding the foregoing, the Borrower shall not voluntarily prepay the Term A Loan unless at the time of such prepayment the Term B Balance is zero.
     (ii) In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdco or any of its Subsidiaries in respect of any Prepayment Event, the Borrower shall, within five Business Days after such Net Proceeds are received, prepay the Term B Loan until paid in full; provided that in the case of any such event described in clause (i) of the definition of the term “Prepayment Event,” if the Borrower or any Subsidiary applies (or commits to apply) the Net Proceeds from such event (or a portion thereof) within fifteen months after receipt of such Net Proceeds to pay all or a portion of the purchase price in connection with an Acquisition permitted hereunder of a Similar Business or to acquire, restore, replace, rebuild, develop, maintain or upgrade real property, equipment or other capital assets useful or to be used in the business of the Borrower and the Subsidiaries (and, in each case, the Borrower has delivered to the Administrative Agent within five Business Days after such Net Proceeds are received a certificate of its Financial Officer stating its intention to do so and certifying that no Default has occurred and is continuing), then, so long as no Default has occurred and is continuing at the time of the giving of such notice and at the time of the proposed reinvestment, no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied (or committed to be so applied) by the end of such fifteen month period, (or if committed to be so applied within such fifteen month period, have not been so applied within 180 days after such fifteen month period has expired). The Borrower shall provide to the Administrative Agent any such evidence reasonably requested by the Administrative Agent with respect to any commitment of the Borrower or any Subsidiary to apply Net Proceeds in accordance with this Section 2.10(ii). Notwithstanding the foregoing, if on any Business Day there exist “Net Proceeds” (as defined in the Indenture) which (assuming no investment or application thereof is made within the following five Business Days) would constitute “Excess Proceeds” (as defined in the Indenture) in an amount in excess of $25,000,000 on such fifth following Business Day, then prior to such fifth following Business Day the Borrower shall prepay the Term B Loan until paid in full in an aggregate amount equal to such “Excess Proceeds” amount in excess of $25,000,000. Upon making such prepayment, the Borrower shall be relieved of any further obligation under this Section 2.10(ii) to make any prepayment with respect to such Net Proceeds.
     (iii) Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2009, the Borrower shall prepay the Term B Loan in an aggregate amount equal to the Excess Cash Flow for such fiscal year multiplied by 50%. Each prepayment pursuant to this clause shall be made on or before the date that is five Business Days after the date on which annual financial statements are required to be delivered pursuant to Section 6.1(i) with respect to the fiscal year for which Excess Cash Flow is being calculated. Notwithstanding the foregoing, (A) no prepayment shall be required by this clause with respect to any fiscal year of the Borrower as to which the Senior Secured Debt Ratio is less than 3.0 to 1.0 as of the end of such fiscal year and (B) the amount required to be prepaid pursuant to this clause with respect to any fiscal year shall be reduced dollar for dollar by the amount of (1) voluntary prepayments of Revolving Loans which were accompanied by corresponding permanent reductions in the Aggregate Revolving Credit Commitment, (2) all optional prepayments of the Term A Loan or Term B Loan, (3) mandatory prepayments of the Term B Loan, in each case only to the extent that such prepayments, expenditures or investments (x) were made by the Borrower or its Subsidiaries after the start of the applicable fiscal year and prior to the due date for (or, if earlier, the actual payment date of) the prepayment under this clause with respect to such fiscal year and (y) have not resulted in a reduction of Excess Cash Flow or prepayments pursuant to this clause with respect to any prior fiscal year and (C) no prepayment shall be required with respect to the portion of Excess Cash Flow attributable to a Subsidiary that is required to maintain a minimum net worth or similar requirement under applicable law, rule or regulation or by order, decree or power of any Governmental Entity, to the extent (and only to the extent) that the payment of cash by such Subsidiary to the Borrower in respect of such portion of Excess Cash Flow (by way of dividend, intercompany loan or otherwise) would result in such Subsidiary’s failure to comply with such requirement.

     (iv) In the event and on each occasion that the Borrower or any Borrower Subsidiary desires to make any Restricted Payment pursuant to Section 6.10(xi), the Borrower shall prepay the Term B Loan with any Excess Specified Security Sale Proceeds (but only up to $50,000,000 in the aggregate after the Effective Date), such prepayment to be made prior to any such Restricted Payment under Section 6.10(xi).
     (v) In the event and on each occasion that the Borrower or any Borrower Subsidiary makes any Restricted Payment pursuant to Section 6.10(xi) in an amount which, when aggregated with all other Restricted Payments made pursuant to Section 6.10(xi) after the Effective Date, is greater than $62,500,000, the Borrower shall, on the date such Restricted Payment is made, prepay the Term Loans in an amount equal to the amount of such Restricted Payment or, if less, the portion thereof which resulted in such aggregate Restricted Payment amount exceeding $62,500,000, which prepayment shall be applied to the Term B Loan until paid in full and thereafter applied to the Term A Loan.
     (vi) In the event of any voluntary or mandatory prepayment (other than pursuant to Section 2.10(iv)) of the Term B Loan, on the date of prepayment the Borrower shall pay the Administrative Agent for the ratable benefit of the holders of the Term B Loan a prepayment premium in an amount equal to (A) 2% of the principal amount prepaid in the case of a prepayment on or prior to the first anniversary of the Effective Date, (B) 1% in the case of a prepayment after the first anniversary of the Effective Date but on or prior to the second anniversary of the Effective Date and (C) 0% thereafter.
     Section 2.11 Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 12:00 noon, New York City time, on the Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan) and three Business Days before the Borrowing Date for each Eurodollar Advance. Each such notice shall specify:
     (i) the Borrowing Date, which shall be a Business Day, of such Advance,
     (ii) the aggregate amount of such Advance,
     (iii) the Type of Advance selected, and
     (iv) in the case of each Eurodollar Advance, the Interest Period applicable thereto.
Not later than 1:00 p.m., New York City time, on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will make the funds so received from the Lenders available to the Borrower in an account designated in writing by the Borrower.

     Section 2.12 Conversion and Continuation of Outstanding Advances. Floating Rate Advances (other than Swing Line Loans) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.12 or are repaid in accordance with Section 2.10. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.10 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.9, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance (other than Swing Line Loans) into a Eurodollar Advance. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 2:00 p.m., New York City time, at least three Business Days prior to the date of the requested conversion or continuation, specifying:
     (i) the requested date, which shall be a Business Day, of such conversion or continuation,
     (ii) the aggregate amount and Type of the Advance which is to be converted or continued, and
     (iii) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.
     Section 2.13 Changes in Interest Rate, etc. Each Floating Rate Advance (other than Swing Line Loans) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.12, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.12 hereof, at a rate per annum equal to the Floating Rate for such day. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.11 and 2.12 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date. Interest on Loans outstanding on the Effective Date shall be calculated (x) for periods up to and including the Effective Date at the rates set forth on the Pricing Schedule in the Existing Credit Agreement and (y) for periods after the Effective Date at the rates set forth in this Agreement.

     Section 2.14 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.11, 2.12 or 2.13, during the continuance of a Default, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default under Section 7.2, unless waived by the Required Lenders or until such defaulted amount shall have been paid in full, (i) each overdue Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each overdue Floating Rate Advance and all overdue fees and other overdue amounts payable hereunder shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, in each case without any election or action on the part of the Administrative Agent or any Lender.
     Section 2.15 Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (local time) on the date when due and shall (except with respect to repayments of Swing Line Loans and except in the case of reimbursement obligations with respect to LC Disbursements for which the LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the applicable Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Each reference to the Administrative Agent in this Section 2.15 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrower to the LC Issuer pursuant to Section 2.22(v).
     Section 2.16 Noteless Agreement; Evidence of Indebtedness. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (i) The Administrative Agent shall also maintain the Register as set forth in Section 12.1(ii)(D).
     (ii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded absent manifest error; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

     (iii) Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of a Revolving Credit Note, a Term A Note, a Term B Note or a Swing Line Note, in each case as applicable. In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.1) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.
     Section 2.17 Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.
     Section 2.18 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Eurodollar Advances, commitment fees and LC Fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon, New York City time, at the place of payment. If any payment of principal of or interest on an Advance or other amount hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
     Section 2.19 Notification of Advances, Interest Rates, Prepayments and Revolving Credit Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Revolving Credit Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Letter of Credit hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
     Section 2.20 Lending Installations. Each Lender may book its Loans and its participation in any LC Exposure and the LC Issuer may book the Letters of Credit at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Letters of Credit, participations in LC Exposure and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Letters of Credit will be issued by it and for whose account Loan payments or payments with respect to Letters of Credit are to be made.
     Section 2.21 Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.
     Section 2.22 Letters of Credit.
     (i) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the applicable LC Issuer, at any time and from time to time from and including the Effective Date and prior to the Facility Termination Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the LC Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
     (ii) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall mail, hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the LC Issuer) to the LC Issuer and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (iii) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the LC Issuer, the Borrower also shall submit a letter of credit application on the LC Issuer’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (x) the LC Exposure shall not exceed $100,000,000 and (y) the Aggregate Outstanding Revolving Credit Exposure shall not exceed the Aggregate Revolving Credit Commitment.
     (iii) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date one year after the date of the issuance of such Letter of Credit and (y) the Facility Termination Date; provided that any Letter of Credit with a one year period may provide for the renewal thereof for additional one year periods but in no event shall the date of such Letters of Credit extend beyond the period in clause (y) hereof.
     (iv) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the LC Issuer or the Lenders, the LC Issuer hereby grants to each Lender, and each Lender hereby acquires from the LC Issuer, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the LC Issuer, such Lender’s Pro Rata Share of each LC Disbursement made by the LC Issuer and not reimbursed by the Borrower on the date due as provided in paragraph (v) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (v) Reimbursement. If the LC Issuer shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day next following the date notice of such drawing is given to the Borrower (any such notice received after 1:00 p.m.,

New York City time, shall be deemed received by the Borrower on the next Business Day); provided that, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.7 or 2.11 that such payment be financed with a Revolving Credit Advance which is a Floating Rate Advance or Swing Line Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Advance or Swing Line Loan. If the Borrower fails to reimburse an LC Disbursement when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Pro Rata Share thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Pro Rata Share of the payment then due from the Borrower, in the same manner as provided in Section 2.11 with respect to Loans made by such Lender (and Sections 2.11 and 2.21 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the LC Issuer the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the LC Issuer or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the LC Issuer, then to such Lenders and the LC Issuer as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the LC Issuer for any LC Disbursement (other than the funding of a Revolving Credit Advance or a Swing Line Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
     (vi) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (v) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (A) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (B) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (C) payment by the LC Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (D) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the LC Issuer, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the LC Issuer; provided that the foregoing shall not be construed to excuse the LC Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the LC Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct or bad faith, in each case on the part of the LC Issuer, the LC Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the LC Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (vii) Disbursement Procedures. The LC Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The LC Issuer shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the LC Issuer has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the LC Issuer and the Lenders with respect to any such LC Disbursement.
     (viii) Interim Interest. If the LC Issuer shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made (or, if notice of such LC Disbursement is given later than 1:00 p.m., New York City time, on the date of such LC Disbursement, then from and including the next Business Day) to but excluding the date that the Borrower reimburses such LC Disbursement, at the Floating Rate; provided that, if the Borrower fails to reimburse such LC Disbursement within five Business Days of the date when due pursuant to paragraph (v) of this Section, then the unpaid amount thereof shall bear interest, for each day from and including the date when due to and including the date that the Borrower reimburses such LC Disbursement, at the Floating Rate plus 2% per annum. Interest accrued pursuant to this paragraph shall be for the account of the LC Issuer with respect to the applicable Letter of Credit, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (v) of this Section to reimburse such LC Issuer shall be for the account of such Lender to the extent of such payment.
     (ix) Replacement of the LC Issuer. An LC Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor LC Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an LC Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced LC Issuer pursuant to paragraph (xi) of this Section. From and after the effective date of any such replacement, (x) the successor LC Issuer shall have all the rights and obligations of an LC Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “LC Issuer” shall be deemed to refer to such successor or to any previous LC Issuer, or to such successor and all previous LC Issuers, as the context shall require. After the replacement of an LC Issuer hereunder, the replaced LC Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an LC Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
     (x) Cash Collateralization. If any Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph (which notice shall be delivered no earlier than the earlier of the fifth Business Day of such Default continuing and the date of any acceleration of the Obligations with respect to such Default), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Default with respect to the Borrower described in Section 7.6 or 7.7. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the LC Issuer for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of a Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Defaults have been cured or waived.
     (xi) Fees. The Borrower agrees to pay (A) to the Administrative Agent for the account of each Revolving Lender a participation fee (the “LC Fee”) with respect to its participations in Letters of Credit, which shall accrue at a per annum rate equal to the Applicable Margin then in effect with respect to Revolving Loans that are Eurodollar Loans on the face amount of such Letters of Credit during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (B) to each LC Issuer a fronting fee, which shall accrue at the rate per annum separately agreed upon (but no more than 0.125% per annum) between the Borrower and such LC Issuer on the average daily amount of the LC Exposure with respect to Letters of Credit issued by such LC Issuer (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, as well as such LC Issuer’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. LC Fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to the LC Issuers pursuant to this paragraph shall be payable within 30 days after demand. All LC Fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (xii) Outstanding Letters of Credit. The letters of credit set forth on Schedule 2.22 hereto (the “Outstanding Letters of Credit”) were issued or deemed issued pursuant to the Existing Credit Agreement and remain outstanding as of the date of this Agreement. The Borrower, the LC Issuer and each of the Revolving Lenders hereby agree with respect to the Outstanding Letters of Credit that effective upon the Effective Date (A) such Outstanding Letters of Credit shall be deemed to be Letters of Credit issued under and governed in all respects by the terms and conditions of this Agreement and (B) each Lender shall participate in each Outstanding Letter of Credit in an amount equal to its Pro Rata Share of the face amount of such Outstanding Letter of Credit.
     Section 2.23 Replacement of Lender. If (i) the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender, (ii) any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3, (iii) any Lender shall default in its obligation to fund Loans hereunder, (iv) any Lender shall become insolvent or the subject of a bankruptcy or insolvency proceeding or (v) any Lender shall fail to consent to a departure or waiver of any provision of the Loan Documents or fail to agree to any amendment thereto, which waiver, consent or amendment requires the consent of all Lenders or of all Lenders directly affected thereby and has been consented to by the Required Lenders (any Lender described in clause (i), (ii), (iii), (iv) or (v) being an “Affected Lender”), the Borrower may (a) elect to replace such Affected Lender as a Lender party to this Agreement; provided that the Borrower shall have such right only if (A) concurrently with such replacement, (1) another bank or other entity (other than a Disqualified Institution) which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit D and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.1 applicable to assignments, and (2) the Borrower shall pay to such

Affected Lender in same day funds on the day of such replacement (x) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (y) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans or other Obligations of such Affected Lender been prepaid on such date rather than sold to the replacement Lender, (B) in the case of clause (i) or (ii) above, such additional payments continue to be required or such suspension is still effective and will be reduced or negated by such assignment and (C) in the case of clause (iv) above, the applicable Assignee shall have agreed to the applicable departure, waiver or amendment of the Loan Documents or (b) terminate all Commitments of such Affected Lender and repay all Obligations of the Borrower owing to such Lender as of such termination date (including any amounts owing pursuant to Section 3.4 as a result of such repayment).
     Section 2.24 Pro Rata Treatment; Intercreditor Agreements.
     (i) Except as provided below in this Section 2.24 and as required under Section 2.7, 2.10, 2.13, 3.1, 3.2, 3.4, 3.5 or 11.2, each Advance, each payment or prepayment of principal of any Advance, each payment of interest on the Loans, each payment of the commitment fee set forth in Section 2.8 and the LC Fee, each reduction of the Revolving Credit Commitment and each conversion of any Advance to or continuation of any Advance as an Advance of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their respective applicable outstanding Loans).
     (ii) Notwithstanding anything to the contrary contained in this Agreement, any payment or other distribution (whether from proceeds of Collateral or any other source, whether in the form of cash, securities or otherwise, and whether made by any Loan Party or in connection with any exercise of remedies by the Administrative Agent, the Collateral Agent or any Lender) made or applied in respect of any of the Obligations (a) following any acceleration of the Obligations, (b) during the existence of a Default under Section 7.2 or (c) during or in connection with Insolvency Proceedings involving any Loan Party (or any plan of liquidation, distribution or reorganization in connection therewith), shall be made or applied, as the case may be, in the following order of priority (with higher priority Obligations to be paid in full prior to any payment or other distribution in respect of lower priority Obligations): (i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the LC Issuer in its capacity as such and the Collateral Agent in its capacity as such (ratably among the Administrative Agent, the LC Issuer and the Collateral Agent in proportion to the respective amounts described in this clause first payable to them); (ii) second, to payment of that portion of the Obligations constituting indemnities and other amounts (other than principal, interest and fees) payable to the Lenders, including attorney fees (ratably among such Lenders in proportion to the respective amounts described in this clause second payable to them); (iii) third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including any default interest) on the Term B

Loans and any Replacement Term B Loans (ratably among such Lenders in proportion to the respective amounts described in this clause third payable to them), including interest accruing after the filing or commencement of any Insolvency Proceedings in respect of any Loan Party, whether or not any claim for post-filing or post-petition interest is or would be allowed, allowable or otherwise enforceable in any such Insolvency Proceedings; (iv) fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term B Loans and any Replacement Term B Loans (ratably among such Lenders in proportion to the respective amounts described in this clause fourth held by them); (v) fifth, to payment of that portion of the Obligations constituting accrued and unpaid fees or interest (including any default interest) on or relating to the Revolving Loans, Term A Loans, Swing Line Loans and LC Exposure (ratably among such Lenders in proportion to the respective amounts described in this clause fifth payable to them), including interest accruing after the filing or commencement of Insolvency Proceedings in respect of any Loan Party, whether or not any claim for post-filing or post-petition interest is or would be allowed, allowable or otherwise enforceable in any such Insolvency Proceedings; (vi) sixth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans, Term A Loans, Swing Line Loans and LC Exposure (including any termination payments and any accrued and unpaid interest thereon) (ratably among such Lenders in proportion to the respective amounts described in this clause sixth held by them) and amounts constituting Rate Management Obligations (but only to the extent such Rate Management Obligations are secured by the Collateral and the source of the applicable payment is Collateral proceeds); (vii) seventh on or after (A) the Facility Termination Date, (B) the occurrence of any Default with respect to any Loan Party described in Section 7.6 or 7.7 or (C) the declaration by the Administrative Agent or the Required Lenders that the Loans are due and payable pursuant to Article VII, to pay an amount to the Administrative Agent for the account of the LC Issuer equal to one hundred one percent (101%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements to be held as cash collateral; (viii) eighth, to payment of any other Obligations due to the Administrative Agent or any Lender by the Borrower, ratably; and (ix) last, in the case of proceeds of Collateral, the balance, if any, thereof, after all of the Obligations (including, without limitation, all Obligations in respect of LC Exposure but excluding any contingent obligations) have been paid in full, to the Borrower or as otherwise required by a court of competent jurisdiction. Each Lender agrees that the provisions of this Section 2.24 (including, without limitation, the priority of the Obligations as set forth herein) constitute an intercreditor agreement among them for value received that is independent of any value received from the Loan Parties, and that such agreement shall be enforceable as against each Lender, including, without limitation, in any Insolvency Proceedings in respect of any Loan Party (including without limitation with respect to interests and costs regardless of whether or not such interest or costs are allowed as a claim in any such Insolvency Proceedings or enforceable or recoverable against the Loan Party or its bankruptcy estate), to the same extent that such agreement is enforceable under applicable non-bankruptcy law (including, without limitation, pursuant to Section 510(a) of the U.S. federal Bankruptcy Code or any comparable provision of applicable insolvency law), and that, if any Lender receives any payment or distribution in respect of any Obligation (including, without limitation, in connection with any Insolvency Proceedings or any plan of liquidation, distribution or reorganization therein) to which such Lender is not entitled in accordance with the priorities set forth in this Section 2.24, such amount shall be held in trust by such Lender for the benefit of the Person or Persons entitled to such payment or distribution hereunder, and promptly shall be turned over by such Lender to the Administrative Agent for distribution to the Person or Persons entitled to such payment or distribution in accordance with this Section 2.24.
     (iii) In the event there is any Disgorged Recovery in respect of any Lender’s Revolving Loans, Term Loans, Swing Line Loans or LC Exposure in any Insolvency Proceedings of any Loan Party, such Revolving Loans, Term Loans, Swing Line Loans and LC Exposure shall be deemed to be outstanding as if such Disgorged Recovery had never been received by such Lender, and each Lender agrees that the intercreditor agreements and priorities set forth in this Section 2.24 shall be enforced in accordance with their terms in respect of such Revolving Loans, Term Loans, Swing Line Loans or LC Exposure, including, without limitation, for purposes of the allocation of payments and distributions made or applied in respect of the Obligations (whether from proceeds of Collateral or otherwise), as well as for purposes of determining whether such other Lender must turn over all or any portion of any payment or other distribution received by such other Lender (whether before or after occurrence of such Disgorged Recovery) to the Administrative Agent for redistribution in accordance with the last sentence of Section 2.24(ii).
ARTICLE III
YIELD PROTECTION; TAXES
     Section 3.1 Yield Protection. If, after the date of this Agreement (or, in the case of any assignee, after the date it became a party to this Agreement), the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or any LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
     (i) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or
     (ii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or any LC Issuer of making, funding or maintaining its Eurodollar Loans, or of issuing or participating in Letters of Credit, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Loans, Letters of Credit or participations therein, or requires any Lender or any applicable Lending Installation or any LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Letters of Credit or participations therein held or interest or LC Fees received by it, in each case by an amount deemed material by such Lender or such LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or such LC Issuer, as the case may be, of making or maintaining its Eurodollar Loans or Commitment or of issuing or participating in Letters of Credit or to reduce the return received by such Lender or applicable Lending Installation or such LC Issuer, as the case may be, in connection with such Eurodollar Loans, Commitment, Letters of Credit or participations therein, then, within 30 days of written demand by such Lender or such LC Issuer, as the case may be, the Borrower shall pay such Lender or such LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such LC Issuer, as the case may be, for such increased cost or reduction in amount received. Notwithstanding the foregoing, this Section 3.1 shall not apply to any tax-related matters.
     Section 3.2 Changes in Capital Adequacy Regulations. If a Lender or an LC Issuer determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or such LC Issuer, or any corporation controlling such Lender or such LC Issuer is increased as a result of a Change, then, within 30 days of written demand by such Lender or such LC Issuer, the Borrower shall pay such Lender or such LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or such LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Letters of Credit, as the case may be, hereunder (after taking into account such Lender’s or such LC Issuer’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines, or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any LC Issuer or any Lending Installation or any corporation controlling any Lender or any LC Issuer. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.
     Section 3.3 Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Administrative Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.
     Section 3.4 Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.
     Section 3.5 Taxes.
     (i) All payments by the Borrower to or for the account of any Lender, any LC Issuer or the Administrative Agent hereunder or under any Note or Letter of Credit Application shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to any Lender, any LC Issuer or the Administrative Agent, (A) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions applicable to additional sums payable under this Section 3.5) such Lender, such LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (B) the Borrower shall make such deductions or withholdings, (C) the Borrower shall pay the full amount deducted or withheld to the relevant authority in accordance with applicable law and (D) the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof within 30 days after such payment is made.
     (ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any Loan Document (“Other Taxes”).
     (iii) The Borrower hereby agrees to indemnify the Administrative Agent, such LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent, such LC Issuer or such Lender as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent, such LC Issuer or such Lender makes written demand therefor pursuant to Section 3.6.
     (iv) Each Lender and LC Issuer that is not incorporated under the laws of the United States of America, a state thereof or the District of Columbia (each a “Non-U.S. Lender”) agrees that it will, on or before the date that it becomes party to this Agreement,

(A) deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Non-U.S. Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (B) deliver to the Borrower and the Administrative Agent a United States Internal Revenue Form W-8 and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete or upon the reasonable request of the Borrower or the Administrative Agent, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto. All forms or amendments described in the preceding sentence shall certify that such Non-U.S. Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Non-U.S. Lender from duly completing and delivering any such form or amendment with respect to it and such Non-U.S. Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
     (v) Each Lender and LC Issuer that is incorporated under the laws of the United States of America, a state thereof or the District of Columbia (each a “U.S. Lender”) agrees that it will, on or before the date that it becomes a party to this Agreement, deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-9, certifying that it is entitled to an exemption from United States backup withholding tax. Each U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete or upon the reasonable request of the Borrower or the Administrative Agent, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto. All forms or amendments described in the preceding sentence shall certify that such U.S. Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such U.S. Lender from duly completing and delivering any such form or amendment with respect to it and such U.S. Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
     (vi) For any period during which a Lender or LC Issuer has failed to provide the Borrower with an appropriate form pursuant to clause (iv) or (v) of this Section 3.5 (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Lender or LC Issuer shall not be entitled to indemnification or gross-up under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Lender or LC Issuer that is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv) or (v) of this Section 3.5, the Borrower shall take such steps at such Lender’s or LC Issuer’s expense as such Lender or LC Issuer shall reasonably request to assist such Lender or LC Issuer to recover such Taxes.
     (vii) Any Lender or LC Issuer that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
     (viii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.
     (ix) If a Lender or LC Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.5, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.5 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender or LC Issuer and without interest (other than any interest paid by the relevant Governmental Entity with respect to such refund), provided that (i) the Borrower, upon the request of the Lender or LC Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Entity) to the Lender or LC Issuer in the event the Lender or LC Issuer is required to repay such refund to such Governmental Entity and (ii) nothing herein contained shall interfere with the right of a Lender or LC Issuer to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or LC Issuer to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any

Lender or LC Issuer to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.
     Section 3.6 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the commercially reasonable judgment of such Lender, materially disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under Sections 3.1, 3.2, 3.4 or 3.5 in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The Borrower shall not be required to indemnify any Lender pursuant to Section 3.1, 3.2, 3.4 or 3.5 for any amounts paid or losses incurred by such Lender as to which such Lender has not made demand hereunder within 120 days after the date such Lender has actual knowledge of such amounts or losses and their applicability to the lending transactions contemplated hereby. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.
ARTICLE IV
CONDITIONS PRECEDENT
     Section 4.1 Effectiveness and Closing Conditions. The amendments to the Existing Credit Agreement embodied herein shall not become effective (in which case the Existing Credit Agreement shall remain in full force and effect) and the Lenders shall not be required to make the Term B Loan hereunder unless and until the following conditions precedent (other than clause (xi)) have been satisfied (or waived pursuant to Section 8.2 hereof) and, in the case of clause (xi), the Term B Loan proceeds shall be funded simultaneously with the satisfaction of such condition:
     (i) Each Loan Party, each Existing Lender, each Lender with a Term B Loan Commitment, the Administrative Agent and the Collateral Agent shall each have executed and delivered each of the Loan Documents to which it is a party.
     (ii) All shareholder, governmental and third party approvals necessary in connection with the financing and other transactions contemplated hereby and the continuing operations of Holdco and its Subsidiaries shall have been obtained and be in full force and effect and all waiting periods applicable to the transactions contemplated hereby shall have expired or been terminated, in each case, to the extent required to be delivered under the Equity Purchase Agreement.

     (iii) The Administrative Agent shall have received (x) satisfactory audited consolidated financial statements of Holdco for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available and (y) satisfactory unaudited interim consolidated financial statements of Holdco for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (x) of this paragraph as to which such financial statements are available.
     (iv) Liens creating a first (subject only to Permitted Liens) priority security interest in the Collateral shall have been perfected or documents required to perfect such security interest shall have been delivered to the Administrative Agent or arrangements have been made with respect thereto satisfactory to the Administrative Agent.
     (v) The Administrative Agent shall have received such corporate records, officer’s certificates and other instruments as are customary for transactions of this type or as it may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.
     (vi) The Collateral Agent, the Trustee and Collateral Agent for the holders of the Second Lien Indebtedness and the other parties thereto shall have entered into the Intercreditor Agreement.
     (vii) The Administrative Agent shall be reasonably satisfied that adequate bank clearing arrangements of MoneyGram Payment Systems, Inc. are in effect on the Effective Date.
     (viii) The Administrative Agent shall be reasonably satisfied that adequate contractual arrangements pursuant to which surety bonds are made available to support the businesses of the Borrower’s Subsidiaries are in effect.
     (ix) The Lenders shall be satisfied with the investment policy adopted by the board of directors of Holdco with respect to the portfolio investments of its Subsidiaries and with the rate hedging and foreign exchange arrangements and outstanding amounts thereof of Holdco and its Subsidiaries.
     (x) Except as Previously Disclosed (as defined in the Equity Purchase Agreement), since September 30, 2007, no change or event shall have occurred and no circumstances shall exist which have had, or would reasonably be expected to have, individually or in the aggregate, an Effective Date MAE. With respect to matters which have been Previously Disclosed, in determining whether this condition is satisfied, any circumstance, event or condition occurring after the date of the Equity Purchase Agreement shall be taken into account, including any deterioration, worsening or adverse consequence of such Previously Disclosed matters occurring after the date of the Equity Purchase Agreement.
     (xi) Holco’s receipt from Deloitte & Touche LLP of the D&T Deliverables, which shall be delivered if the amounts set forth on Schedule F to the Equity Purchase Agreement shall have been placed into an escrow account pursuant to an escrow agreement reasonably acceptable to each of the Investors, Holdco, Deloitte & Touche LLP, the parties hereto and the parties to the Note Purchase Agreement with irrevocable instructions to be released to Holdco on the Effective Date upon Holdco’s receipt of the D&T Deliverables, or (ii) if the amounts set forth on Schedule F to the Equity Purchase Agreement shall not have been placed into an escrow account with irrevocable instructions to be released to Holdco on the Effective Date upon Holdco’s receipt of the D&T Deliverables, then Holdco shall have committed to the Investors, the Administrative Agent, the Collateral Agent and the Lenders on the Effective Date that, after both Holdco and Deloitte & Touche LLP shall have verified that the amounts set forth on Schedule F to the Equity Purchase Agreement have been credited to the bank account set forth across from such amount on Schedule F to the Equity Purchase Agreement, Holdco will receive from Deloitte & Touche LLP the D&T Deliverables and (B) Holdco’s financial printer Bowne shall have notified the Investors and the Administrative Agent (on the Effective Date) that Holdco has delivered the Final 10-K to Bowne with the irrevocable instruction that Bowne file the Final 10-K on behalf of Holdco, and that Bowne is prepared to file and will file the Final 10-K with the SEC, in each case, immediately upon notification from Holdco that the amounts set forth on Schedule F to the Equity Purchase Agreement have been successfully credited to Holdco bank account set forth across from such amount on Schedule F to the Equity Purchase Agreement.
     (xii) On the Effective Date (A) all representations and warranties in the Loan Documents (including, without limitation, the representation in Section 5.5(i) as to the absence of an Effective Date MAE) are true and correct in all material respects after giving effect to the substantially contemporaneous consummation of the transactions contemplated hereby on the Effective Date, (B) after giving effect to the Credit Extensions and other substantially contemporaneous transactions consummated on the Effective Date, no Default or Unmatured Default has occurred and is continuing, and (C) the Administrative Agent shall have received a satisfactory certificate to such effect dated the Effective Date and signed by the Chief Financial Officer or Treasurer of Holdco and the Borrower.
     (xiii) On the Effective Date, any waiver period under the Existing Credit Agreement shall no longer exist and each waived Default or Unmatured Default shall have been permanently waived.
     (xiv) The Lenders, the Administrative Agent and the Arranger shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Effective Date.
     (xv) After giving effect to the making and application of the proceeds of the Effective Date transactions contemplated hereby, there shall exist unused Aggregate Revolving Credit Commitments of at least $100,000,000 and Aggregate Revolving Credit Commitment shall be $250,000,000.
     (xvi) The Administrative Agent shall have received evidence reasonably satisfactory to it that substantially contemporaneously with the funding of the Term B

Loans, (i) Holdco shall have received gross cash proceeds of at least $760,000,000 from the issuance by Holdco of common and preferred stock (the “Sponsor Capital”) to the Sponsors on the terms and conditions set forth in the Equity Purchase Agreement and (ii) the Borrower shall have received gross cash proceeds of at least $500,000,000 from the incurrence by the Borrower of the Second Lien Indebtedness, in each case on the terms and conditions set forth in the Note Purchase Agreement and the Indenture, as applicable, and in each case as such amounts may be reduced in accordance with the Equity Purchase Agreement.
     (xvii) That certain $150,000,000 364-day Credit Agreement dated as of November 15, 2007, as amended, by and among Holdco, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto shall have been terminated and on the Effective Date there shall be no amounts outstanding thereunder.
     (xviii) Substantially contemporaneously with the funding of the Term B Loan, (A) the proceeds to Holdco of the issuance of the Sponsor Capital (net of (1) transactional fees and expenses and (2) a reserve for general corporate purposes in an aggregate amount not to exceed $15,000,000) shall be contributed by Holdco to the common equity of the Borrower (such contribution being a material inducement to the Borrower to accept and assume existing obligations of Holdco as contemplated hereby) and (B) such contributed amount, together with an amount equal to the proceeds to the Borrower of the incurrence of the Second Lien Indebtedness (net of (1) transactional fees and expenses, (2) a reserve for general corporate purposes in an aggregate amount not to exceed $15,000,000 and (3) a repayment of $100,000,000 of the Revolving Loans outstanding under the Existing Credit Facility) shall be contributed by the Borrower to the common equity of MoneyGram Payment Systems, Inc.
     (xix) Neither Deloitte & Touche LLP nor any other accounting firm shall have issued to Holdco any opinion regarding the consolidated financial statements of Holdco and its Subsidiaries as of and for the year ended December 31, 2007 which is not a Satisfactory Audit Opinion.
     (xx) Any Notes requested by a Lender pursuant to Section 2.16 shall have been issued by the Borrower payable to the order of each such requesting Lender.
     (xxi) The Administrative Agent shall have received such legal opinions as are customary for transactions of this type or as it may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.
     (xxii) Wal-Mart Stores, Inc. shall have confirmed in writing to Holdco (A) that the Money Services Agreement by and among MoneyGram Payment Systems, Inc. and Wal-Mart Stores, Inc. (as amended through that certain Amendment 3 to Money Services Agreement dated as of February 11, 2008 but not amended by any subsequent amendments other than, if necessary, to make effective the extension of the term of the Money Services Agreement through January 31, 2013) will be in full force and effect after the consummation of the transactions contemplated hereby (which shall include an effective extension of the term of the Money Services Agreement through January 31,

2013) and (B) that the Equity Purchase Agreement and the transactions contemplated thereby and hereby do not give Wal-Mart Stores, Inc. the right to terminate the Money Services Agreement.
     Section 4.2 Each Subsequent Credit Extension. The Lenders shall not be required to make any Credit Extension (except as otherwise set forth in Section 2.7 with respect to Revolving Loans for the purpose of repaying Swing Line Loans) after the Effective Date unless on the applicable Credit Extension Date:
     (i) There exists no Default or Unmatured Default; provided, however, that solely for purposes of this Section 4.2(i), no Default or Unmatured Default under Section 7.1 shall be deemed to exist with respect to the material falsity of any representation or warranty made on the Effective Date unless the same evidenced or had a Material Adverse Effect.
     (ii) The representations and warranties contained in Article V are true and correct as of such Credit Extension Date in all material respects except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.
     Each Borrowing Notice, Swing Line Borrowing Notice, or request for issuance of a Letter of Credit, as the case may be, with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     The Borrower and Holdco represent and warrant to the Lenders that:
     Section 5.1 Existence and Standing. Each of the Borrower, Holdco and its Material Domestic Subsidiaries is a corporation, partnership, trust or limited liability company duly and properly incorporated or organized, as the case may be, and validly existing, duly qualified or licensed to do business and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted in each case (other than as to the valid existence of the Borrower), except where, individually or in the aggregate, the failure to exist, qualify, be licensed or be in good standing or have such power and authority could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.2 Authorization and Validity. Each of the Borrower, Holdco and its Material Domestic Subsidiaries has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each of the Borrower, Holdco and its Material Domestic Subsidiaries of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or other organizational proceedings, and the Loan

Documents to which each of the Borrower, Holdco and its Material Domestic Subsidiaries is a party constitute legal, valid and binding obligations of each of the Borrower, Holdco and its Material Domestic Subsidiaries enforceable against each of the Borrower, Holdco and its Material Domestic Subsidiaries in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles. Except for the shareholder approval set forth in Section 4.1(g) of the Equity Purchase Agreement, no stockholder vote of the Borrower, Holdco or any Subsidiary is required to authorize, approve or consummate any of the Transactions.
     Section 5.3 No Conflict; Government Consent. Neither the execution and delivery by any Loan Party of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any applicable law, rule, regulation, ruling, order, writ, judgment, injunction, decree or award binding on Holdco or any of its Subsidiaries or any Property of such Person or (ii) Holdco’s or any Material Domestic Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, or substantially equivalent governing document, as the case may be, or (iii) the provisions of any note, bond, mortgage, deed of trust, license, lease indenture, instrument, agreement or other obligation (each a “Contract”) to which Holdco or any Subsidiary is a party or is subject, or by which it, or its Property, is bound, or conflict with, result in a breach of any provision thereof or constitute a default thereunder (or result in an event which, with notice or lapse of time or both, would constitute a default thereunder), or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or (except for the Liens created by the Loan Documents and the Second Lien Documents, Permitted Liens and Permitted Holdco Liens) result in, or require, the creation or imposition of any Lien in, of or on the Property of Holdco or any of its Subsidiaries pursuant to the terms of any such note, bond, mortgage, deed of trust, license, lease indenture, instrument, agreement or other obligation, except with respect to clauses (i) or (iii), to the extent, individually or in the aggregate, that such violation, conflict, breach, default or creation or imposition of any lien could not reasonably be expect to result in a Material Adverse Effect. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by Holdco or any of its Material Domestic Subsidiaries, is required to be obtained by Holdco or any Material Domestic Subsidiary in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

     Section 5.4 Financial Statements. The consolidated financial statements of Holdco and its Subsidiaries heretofore delivered to the Lenders as of and for the fiscal year ended December 31, 2006 and as of and for the fiscal quarter and portion of the fiscal year ended September 30, 2007 were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of Holdco and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.
     Section 5.5 Material Adverse Change. (i) As of the Effective Date, there exists no event or circumstance which constitutes or could reasonably be expected to result in an Effective Date MAE, and (ii) since the Effective Date, there has been no event or circumstance which constitutes or could reasonably be expected to have a Material Adverse Effect.
     Section 5.6 Taxes. Holdco and its Subsidiaries have filed or caused to be filed all United States federal tax returns and all other material tax returns and reports required to be filed and have paid or caused to be paid all taxes due pursuant to said returns or pursuant to any assessment received by such Persons, except such taxes, if any, which are not overdue by more than 30 days or which (i) are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP or (ii) the non-payment of which could not reasonably be expected to have a Material Adverse Effect. The United States federal income tax returns of MoneyGram Payment Systems, Inc. and its Subsidiaries have been audited by the Internal Revenue Service (or the statute of limitations applicable to audits of such tax returns has run) through the fiscal year ended December 31, 2003. As of the Effective Date, neither Holdco nor any of its Subsidiaries has entered into any “listed transaction” as defined under Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.
     Section 5.7 Litigation. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their senior officers, threatened against or affecting Holdco or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdco nor any of its Subsidiaries is subject to any order, judgment or decree that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     Section 5.8 Subsidiaries; Capitalization. Schedule 5.8 contains an accurate list of all Subsidiaries of Holdco and identifies all Material Domestic Subsidiaries all as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective Capital Stock or other ownership interests owned by Holdco, the Borrower or other Subsidiaries. All of the issued and outstanding shares of Capital Stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable and are owned by Holdco, the Borrower or the applicable Subsidiary free and clear of any Lien, except for Permitted Liens.
     Section 5.9 ERISA; Labor Matters.
     (i) The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $125,000,000. No Reportable Event has occurred with respect to any

Single Employer Plan, neither Holdco, any of its Subsidiaries nor any other member of the Controlled Group has withdrawn from any Multiemployer Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Single Employer Plan.
     (ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) Holdco and each of its Subsidiaries has made all required contributions to each Plan in accordance with its terms; (B) there is not now, nor do any circumstances exist that are likely to give rise to any requirement for the posting of security with respect to a Plan or the imposition of any material liability or material lien on the assets of Holdco or any of its Subsidiaries under ERISA or the Code in respect of any Plan, and no liability (other than for premiums to the Pension Benefit Guaranty Corporation) under Title IV of ERISA or under Sections 412 or 4971 of the Code has been or is reasonably expected to be incurred by Holdco or any of its Subsidiaries; and (C) there are no pending or, to the knowledge of Holdco or Borrower, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans or the assets of any of the trusts under any of the Plans.
     (iii) None of Holdco, any of its Subsidiaries or any other person or entity under common control with Holdco within the meaning of Section 414(b), (c), (m) or (o) of the Code participates in, or is required to contribute to, any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) (a “Multiemployer Plan”).
     (iv) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by Holdco or any of its Subsidiaries with respect to employees employed outside the United States (a “Foreign Plan”), (A) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (B) all Foreign Plans that are required to be funded are funded in accordance with applicable Laws, and with respect to all other Foreign Plans, adequate reserves therefore have been established on the accounting statements of Holdco or its applicable Subsidiary.
     Section 5.10 Accuracy of Information.
     (i) As of the Effective Date, no information, exhibit or report (as modified or supplemented by other information so furnished) furnished by Holdco or any of its Subsidiaries to the Administrative Agent or to any Lender (other than projections and other forward looking information and information of a general economic or industry specific nature) in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.
     (ii) As of the Effective Date, any projections and other financial estimates and forecasts furnished by Holdco to the Administrative Agent or to any Lender on or prior to the Effective Date in connection with the negotiation of, or compliance with, this Agreement were based on good faith estimates and assumptions believed by Holdco to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.
     Section 5.11 Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of Holdco and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.
     Section 5.12 Compliance With Laws. Holdco and its Subsidiaries have complied with all applicable Laws of any Governmental Entity having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.
     Section 5.13 Ownership of Properties. Except as set forth on Schedule 5.13, Holdco and its Subsidiaries have good and indefeasible title to or valid leasehold interests in, free of all Liens other than Permitted Liens, to all of the Property and assets reflected in Holdco’s most recent consolidated financial statements provided to the Administrative Agent as owned by Holdco and its Subsidiaries.
     Section 5.14 Plan Assets; Prohibited Transactions. Neither Holdco nor any of its Subsidiaries is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of the Loans or Letters of Credit hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
     Section 5.15 Environmental Matters. Except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each of Holdco and its Subsidiaries is in compliance with all applicable Environmental Laws, and neither Holdco nor any of its Subsidiaries has received any written communication alleging that Holdco is in violation of, or has any liability under, any Environmental Law, (b) each of Holdco and its Subsidiaries validly possesses and is in compliance with all Permits required under Environmental Laws to conduct its business as presently conducted, and all such Permits are valid and in good standing, (c) there are no claims relating to Environmental Laws pending or, to the knowledge of Holdco or the Borrower, threatened against Holdco or any of its Subsidiaries and (d) none of Holdco or any of its Subsidiaries has Released any Hazardous Materials in a manner that would reasonably be expected to result in any claim relating to Environmental Laws against Holdco or any of its Subsidiaries.
     Section 5.16 Investment Company Act. Neither Holdco nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     Section 5.17 Solvency. On the Effective Date, after giving effect to any Credit Extensions made on such date, proceeds of the notes issued pursuant to the Second Lien

Documents, the proceeds of the equity issued in accordance with the Equity Purchase Agreement, the sale of securities contemplated by the Equity Purchase Agreement and the other Transactions, and after giving effect to the application of the proceeds of the foregoing, (A) the fair value of the assets of Holdco and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of Holdco and its Subsidiaries on a consolidated basis; (B) the present fair saleable value of the Property of Holdco and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Holdco and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (C) Holdco and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (D) Holdco and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the Effective Date.
     Section 5.18 Intellectual Property. As of the date hereof:
     (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) to the knowledge of Holdco and the Borrower, Holdco and its Subsidiaries own, free of all encumbrances except Permitted Liens, or have the valid right to use all the Intellectual Property used in the conduct of the business of Holdco and its Subsidiaries as currently conducted and (B) to the knowledge of Holdco and the Borrower the conduct of the business of Holdco and its Subsidiaries as currently conducted does not Infringe any Intellectual Property rights of any third party. Except as would not reasonably be expected to have a Material Adverse Effect, no claim or demand has been given in writing to Holdco or any of its Subsidiaries to the effect that the conduct of the business of Holdco or such Subsidiary Infringes upon the Intellectual Property rights of any third party to the knowledge of Holdco and the Borrower. Except as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of Holdco and the Borrower, no third parties are infringing the Intellectual Property rights of Holdco or the Borrower.
     (ii) To the knowledge of Holdco and the Borrower, all material registered trademarks and registered service marks, trademark and service mark applications and all Holdco Patents have been duly registered or application filed with the U.S. Patent and Trademark Office or applicable foreign governmental authority. Except as would not reasonably be expected to have a Material Adverse Effect, (A) none of the Holdco Patents have been adjudged to be invalid or unenforceable in whole or in part and (B) there are no actual or, to the knowledge of Holdco or the Borrower, threatened opposition proceedings, cancellation proceedings, interference proceedings or other similar action challenging the validity or ownership of any Holdco Patents.
     Section 5.19 Collateral. As of the Effective Date, the Collateral Documents will be effective to create (to the extent described therein), in favor of and for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). When the actions specified in each Collateral Document have been duly taken, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest (subject only to Permitted Liens) in all right, title and interest of each pledgor party thereto in the Collateral described therein with respect to such pledgor if and to the extent perfection can be achieved by taking such actions.
ARTICLE VI
COVENANTS
     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:
     Section 6.1 Financial Reporting. Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and the Borrower will furnish to the Lenders the following:
     (i) within 90 days after the close of Holdco’s fiscal year (in the case of the fiscal year ending on December 31, 2007) and the Borrower’s fiscal year in the case of each fiscal year ending on or after December 31, 2008, an audit report certified by Deloitte & Touche USA LLP or other independent certified public accountants of recognized national standing (which in each case shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), prepared in accordance with GAAP on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for Holdco and its Subsidiaries (in the case of fiscal year 2007 only) and the Borrower and its Subsidiaries (in the case of each subsequent fiscal year), including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows on a consolidated and consolidating basis, accompanied by any final management letter prepared by said accountants to Holdco or the Borrower, as applicable; provided, however, that such audit report with respect to Holdco’s fiscal year ending December 31, 2007 shall be furnished as soon as practicable, but in any event on or before the date required pursuant to this clause for delivery of the audited financial statements for the Borrower’s fiscal year ending December 31, 2008;
     (ii) within 45 days after the close of the first three quarterly periods of each of the Borrower’s fiscal years, for the Borrower and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period, consolidated and consolidating profit and loss and reconciliation of surplus statements and a consolidated and consolidating statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, and a balance sheet as at the close of such period and such profit and loss and reconciliation of surplus statements and statement of cash flows for the Borrower individually, certified by a Financial Officer of the Borrower as in each case fairly presenting, in all material respects, the consolidated financial condition of the Borrower and its consolidated Subsidiaries (or the Borrower individually, as applicable) (subject to normal year-end adjustments and the absence of footnotes) and to be prepared in reasonable detail;
     (iii) so long as corresponding financial statements are required to be delivered under the Note Purchase Agreement or the Indenture, within 30 days after the end of each of the first two months of each fiscal quarter of the Borrower, a company-prepared consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such period and related company-prepared statements of income in a form customarily prepared by management for the Borrower and its consolidated Subsidiaries for such monthly period, certified by a Financial Officer of the Borrower as fairly presenting, in all material respects, the consolidated financial condition of the Borrower and its consolidated Subsidiaries (subject to normal year-end adjustments and the absence of footnotes) and to be prepared in reasonable detail;
     (iv) together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit E signed by a Financial Officer showing the calculations necessary to determine compliance with this Agreement (including Sections 6.19.1, 6.19.2 and 6.20) and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof;
     (v) within 60 days after the commencement of each fiscal year of the Borrower and its Subsidiaries (commencing with the fiscal year ending December 31, 2008), a budget of the Borrower and its Subsidiaries for such fiscal year in the form approved by the board of directors of the Borrower;
     (vi) within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA;
     (vii) within 10 Business Days after the Borrower knows that any Reportable Event has occurred with respect to any Single Employer Plan, a statement, signed by a Financial Officer of the Borrower describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.
     (viii) promptly upon the filing thereof, electronic notice to the Administrative Agent of the filing of all proxy statements, registration statements and periodic and current reports on forms 10K, 10Q and 8K which the Borrower or any of its Subsidiaries files with the SEC;
     (ix) as soon as possible and in any event on the later of (i) 30 days following the occurrence of the following events or (ii) the first date required for delivery of the financial statements pursuant to Section 6.1(i) or (ii) after the occurrence of the following events, written notice of the creation, establishment or acquisition of any Subsidiary or the issuance by or to the Borrower or any of its Subsidiaries of any Capital Stock; and

     (x) such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.
     Information required to be delivered pursuant to this Section 6.1 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or such reports shall be available on the website of the SEC at http://www.sec.gov or on the website of Holdco at http://www.moneygram.com and the Borrower has given notice that such reports are so available. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. If any information which is required to be furnished to the Lenders under this Section 6.1 is required by law or regulation to be filed by Holdco or the Borrower with a government body on an earlier date (other than the December 31, 2007 financial statements and any filings required by the SEC for the fiscal year then ended), then the information required hereunder shall be furnished to the Lenders at such earlier date.
     Section 6.2 Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for general corporate purposes and acquisitions permitted hereunder. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U).
     Section 6.3 Notice of Default. The Borrower will give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default, the occurrence of any “Default” or “Event of Default” under the Second Lien Documents and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.
     Section 6.4 Conduct of Business. The Borrower will, and will cause each Borrower Subsidiary to, carry on and conduct its business in the financial or payment services industry or the support thereof and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except as permitted by Sections 6.12 and 6.13 or where the failure to maintain such authority could not reasonably be expected to have a Material Adverse Effect.
     Section 6.5 Taxes. Holdco will, and will cause each of its Subsidiaries to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law (after giving effect to extensions thereof) and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except (i) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP or (ii) those which the failure to pay or discharge could not reasonably be expected to have a Material Adverse Effect.
     Section 6.6 Insurance. Holdco will maintain or cause to be maintained, with financially sound and reputable insurers, insurance on all its Property as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses of similar sizes, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. The Borrower will furnish to any Lender upon request full information as to the insurance carried (but no more often than once per year absent a Default).
     Section 6.7 Compliance with Laws. Holdco will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, the noncompliance with which could reasonably be expected to have a Material Adverse Effect.
     Section 6.8 Maintenance of Properties. Holdco will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business, routine obsolescence and casualty or condemnation), and from time to time make or cause to be made, all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, in each case, except to the extent such non-compliance could not reasonably be expected to have a Material Adverse Effect.
     Section 6.9 Inspection. Holdco will, and will cause each of its Subsidiaries to, keep adequate books of record and accounts to allow preparation of financial statements in accordance with GAAP and permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of Holdco and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of Holdco and each of its Subsidiaries, and to discuss the affairs, finances and accounts of Holdco and each of its Subsidiaries with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate. The costs of such inspections shall be for the account of the Borrower, except in the case of (i) a Lender inspection in the absence of the occurrence and continuation of a Default, which shall be done at such Lender’s expense, or (ii) any Administrative Agent inspections in excess of one inspection during any 12-month period in the absence of the occurrence and continuation of a Default, each of which shall be done at Administrative Agent’s expense.
     Section 6.10 Restricted Payments. The Borrower will not, nor will it permit any Borrower Subsidiary to, declare or pay any Restricted Payments except that, so long as (other than with respect to clauses (iv)(A), (B), (C), (D), (E) and (I) below) no Default or Unmatured Default then exists or would result therefrom, the following shall be permitted:
     (i) the payment by the Borrower or any Borrower Subsidiary of dividends payable in its own Capital Stock (other than Disqualified Stock);
     (ii) the making of any Restricted Payment in exchange for, or out of the proceeds of, the substantially concurrent contribution of common equity capital to the

Borrower; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (ii) of the definition of Basket Amount;
     (iii) repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants;
     (iv) the declaration and payment of dividends or distributions by the Borrower, or the making of loans by the Borrower, to its direct or indirect parent, in amounts required for either of their respective direct or indirect parent to actually pay the following:
     (A) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;
     (B) foreign, federal, state and local income or franchise taxes, to the extent such income or franchise taxes are attributable to the income of the Borrower and the Borrower Subsidiaries;
     (C) general corporate expenses related to third party audit, insurance legal and similar administrative expenses of any direct or indirect parent of the Borrower, including customary expenses for a public holding company;
     (D) customary salary, bonus, contributions to pension and 401(k) plans, deferred compensation and other benefits payable to directors, officers and employees of any direct or indirect parent of the Borrower to the extent such amounts are attributable to the ownership or operation of the Borrower and the Borrower Subsidiaries (other than pursuant to clause (vii) of this Section 6.10);
     (E) indemnification obligations of any direct or indirect parent of the Borrower owing to directors, officers, employees or other Persons (including, without limitation, the Sponsors) under its charter or by-laws or pursuant to written agreements with such Person, or obligations in respect of director and officer insurance (including any premiums therefor); provided, however, that any indemnities owing to the Sponsors pursuant to the Equity Purchase Agreement shall only be permitted under this clause (E) to the extent such indemnities are as a result of third party claims relating to the Transactions; and provided, further, that no Restricted Payment may be made pursuant to this clause (E) to the extent such Restricted Payments are covered by clause (v)(B) below;
     (F) fees and expenses incurred in connection with the Transactions;
     (G) amounts required to be paid by Holdco in connection with clause (iv) of the definition of Permitted Holdco Indebtedness;
     (H) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Borrower or any direct or indirect parent of the Borrower; and
     (I) amounts paid to Borrower by or withheld by Borrower from Borrower employees’ and officers’ compensation to the minimum extent necessary to settle Borrower employees’ and officers’ (1) federal, state and income tax liabilities (if any) related to restricted stock units and similar stock based awards under Holdco’s stock incentive plan or (2) option price payments owed by employees and officers with respect thereto, and Holdco shall apply such amounts to make required federal, state and income tax payments or to settle option price payments owed by Borrower employees and officers with respect thereto;
     (v) a Restricted Payment with respect to the payment of (A) any litigation expenses, judgments or settlement of any litigation of any direct or indirect parent of the Borrower or (B) indemnification obligations of any direct or indirect parent of the Borrower owing to directors, officers or employees under its charter or by-laws, in respect of a settlement to the extent such payments represent indirect payment obligations of the parent; provided, however, that after giving effect to each Restricted Payment under this clause (v) the Borrower would be in pro forma compliance with Sections 6.19.1 (or, prior to March 31, 2009, as if the ratio specified in such Section were at such time in effect and required to be no less than 1.50 to 1.0), 6.19.2 (or, prior to March 31, 2009, as if the Senior Secured Debt Ratio were at such time in effect and required to be no greater than 7.0 to 1.0) and 6.20;
     (vi) the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Borrower made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower, as the case may be, that is incurred in compliance with Section 6.11 so long as:
     (A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount plus any accrued and unpaid interest on the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any fees and expenses incurred in the issuance of such new Indebtedness;
     (B) such Indebtedness is subordinated to the Obligations at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;
     (C) such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

     (D) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;
     (vii) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of the Borrower or any direct or indirect parent of the Borrower held by any current or former employee, director, manager or consultant of the Borrower, any Borrower Subsidiary or any direct or indirect parent of the Borrower (or their respective estates, heirs, beneficiaries, transferees, spouses or former spouses) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or similar agreement; provided, that the aggregate amount of Restricted Payments made pursuant to this clause (vii) in any four-fiscal quarter period shall not exceed $5,000,000 as of the last day of such four-fiscal quarter period;
     (viii) a Restricted Payment by the Borrower or the Borrower Subsidiaries which together with (A) the aggregate amount of all other Restricted Payments made by the Borrower and the Borrower Subsidiaries after the date hereof (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v)(A), (vi), (vii), (x) and (xi) of this Section 6.10), (B) the aggregate amount of all Investments made by the Borrower and the Borrower Subsidiaries pursuant to Section 6.14(xiv) after the date hereof and (C) the aggregate amount of all payments of Second Lien Indebtedness made pursuant to Section 6.17(ii)(C) after the date hereof, is less than the Basket Amount at such time;
     (ix) other Restricted Payments which, when aggregated with all other Restricted Payments made pursuant to this clause (ix) after the date hereof and all payments of Second Lien Indebtedness made pursuant to Section 6.17(ii)(D) after the date hereof, do not exceed $25,000,000;
     (x) the declaration and payment of dividends or distributions to holders of any class or series of preferred stock of any Borrower Subsidiary issued in accordance with Section 6.11; and
     (xi) so long as the Term B Balance is at such time no greater than $200,000,000, Restricted Payments which, when aggregated with all other Restricted Payments made pursuant to this clause (xi) after the date hereof, do not exceed the sum of (A) the lesser of (1) the aggregate Excess Specified Security Sale Proceeds received by the Borrower or a Borrower Subsidiary after February 29, 2008 minus $50,000,000 and (2) $62,500,000 plus (B) 50% of the difference (if greater than zero) of (1) the aggregate Excess Specified Security Sale Proceeds received by the Borrower or a Borrower Subsidiary after February 29, 2008 minus (2) $112,500,000.
     Notwithstanding the foregoing, the making of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as applicable, will not be prohibited if, at the date of declaration or notice such payment or redemption would have complied with the provisions of this Agreement.

     In addition, Holdco will not make any Restricted Payment in excess of the sum of (A) the aggregate amount of Restricted Payments received by Holdco from the Borrower in accordance with this Section 6.10 after the Effective Date, (B) the aggregate amount of capital contributions or proceeds from issuances of Capital Stock (valued in each case at fair market value at the time received in case of non-cash contributions) received by Holdco after the Effective Date and (C) the aggregate amount of interest or gains of Holdco on investments by Holdco of such Restricted Payments, contributions or proceeds permitted by the Passive Holding Company Condition; provided, however, that Holdco may also make Restricted Payments of the types permitted by the Borrower pursuant to Sections 6.10(i), (ii) and (iii).
     Section 6.11 Indebtedness. The Borrower will not, nor will it permit any Borrower Subsidiary to, create, incur or suffer to exist any Indebtedness, nor will it permit any Borrower Subsidiary to issue preferred stock (other than shares of preferred stock of a Borrower Subsidiary issued to the Borrower or a Subsidiary Guarantor), except:
     (i) Obligations of the Loan Parties under the Loan Documents;
     (ii) Indebtedness existing on the Effective Date and described in all material respects in Schedule 6.11;
     (iii) Indebtedness arising under the Second Lien Documents not exceeding (A) $500,000,000 in aggregate principal amount (or, if less, the initial aggregate principal amount of such Indebtedness on the Effective Date) minus (B) the aggregate amount of all principal repayments of such Indebtedness after the Effective Date;
     (iv) after the first anniversary of the Effective Date, and provided the Financial Condition is satisfied at such time, the Borrower may incur Indebtedness and any Subsidiary Guarantor or any Non-Guarantor may incur Indebtedness (in respect of all Non-Guarantors in an aggregate amount of Indebtedness outstanding not to exceed at any time $10,000,000);
     (v) Indebtedness or preferred stock of (A) the Borrower or a Guarantor incurred to finance an acquisition permitted hereunder or (B) Persons that are acquired by the Borrower or a Guarantor or merged into the Borrower or a Guarantor in accordance with the terms of this Agreement; provided, however, that after giving effect to such acquisition or merger, the Borrower is in pro forma compliance with the Senior Secured Debt Ratio set forth in Section 6.19.2 (or, prior to March 31, 2009, the Senior Secured Debt Ratio shall not exceed 7.0 to 1.0);
     (vi) Indebtedness incurred by the Borrower or any Borrower Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

     (vii) Indebtedness arising from agreements of the Borrower or a Borrower Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Borrower Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Borrower Subsidiary for the purpose of financing such acquisition; provided, however, that:
     (A) such Indebtedness is not reflected on the balance sheet of the Borrower or any Borrower Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will be deemed to be reflected on such balance sheet for purposes of this clause (vii)(A)); and
     (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower or any Borrower Subsidiary in connection with such disposition;
     (viii) (A) Indebtedness of the Borrower to a Guarantor or (B) Indebtedness of a Subsidiary Guarantor to the Borrower or another Subsidiary Guarantor; provided that any such Indebtedness is made pursuant to an intercompany note; provided, further, that any subsequent transfer of any such Indebtedness (except to the Borrower or another Subsidiary Guarantor) shall be deemed, in each case, to be an incurrence of such Indebtedness that was not permitted by this clause (viii);
     (ix) the guarantee by the Borrower or any of the Subsidiary Guarantors of Indebtedness of the Borrower or a Borrower Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to the Obligations, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;
     (x) the incurrence by the Borrower or any Borrower Subsidiary of Indebtedness or issuance of preferred stock that serves to extend, refund, refinance, renew, replace or defease any Indebtedness or preferred stock incurred or issued as permitted under clause (ii) or (iv) above, this clause (x) or any Indebtedness or preferred stock incurred or issued to so refund or refinance such Indebtedness or preferred stock (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:
     (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness or preferred stock being refunded or refinanced;

     (B) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Obligations, such Refinancing Indebtedness is subordinated or pari passu to the Obligations at least to the same extent as the Indebtedness being refinanced or refunded; or (ii) preferred stock, such Refinancing Indebtedness must be preferred stock;
     (C) shall not include:
     (1) Indebtedness or preferred stock of a Borrower Subsidiary that refinances Indebtedness or preferred stock of the Borrower; or
     (2) Indebtedness or preferred stock of a Borrower Subsidiary that is not a Guarantor that refinances Indebtedness or preferred stock of a Guarantor; and
     (D) is in a principal amount not in excess of the principal amount of Indebtedness being refunded or refinanced (including additional Indebtedness incurred to pay premiums, fees and expenses in connection therewith);
     (xi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided such Indebtedness is extinguished within five Business Days of its incurrence;
     (xii) the incurrence by the Borrower or any Borrower Subsidiary of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations in the ordinary course of business;
     (xiii) Indebtedness that may be deemed to exist pursuant to any performance, completion or similar guarantees, performance, surety, statutory, appeal, bid, payment (other than payment of Indebtedness) or reclamation bonds, statutory obligations or similar obligations (including any bonds or letters of credit issued with respect thereto and all guarantee, reimbursement and indemnity agreements entered into in connection therewith) incurred in the ordinary course of business;
     (xiv) obligations incurred in connection with any management or director deferred compensation plan;
     (xv) Indebtedness in respect of (A) employee credit card programs and (B) netting services, cash pooling arrangements or similar arrangements in connection with cash management and deposit accounts; provided that, with respect to any such arrangements, the total amount of all deposits subject to such arrangement at all times equals or exceeds the total amount of overdrafts subject to such arrangement;
     (xvi) overnight Repurchase Agreements incurred in the ordinary course of business;

     (xvii) Repurchase Agreements with maturities of less than 30 days (and excluding Indebtedness incurred pursuant to clause (xvi) above) which at any one time outstanding do not exceed $100,000,000;
     (xviii) Indebtedness (including Capitalized Lease Obligations) and preferred stock incurred by the Borrower or any Subsidiary Guarantor, the proceeds of which are applied to finance the development, construction, purchase, lease, repairs, additions or improvement of property (real or personal), equipment or other fixed or capital assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness and preferred stock then outstanding and incurred pursuant to this clause (xviii) and including all Indebtedness and preferred stock incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (xviii), does not exceed $10,000,000;
     (xix) (A) Indebtedness or preferred stock in an aggregate amount outstanding at any time not to exceed $75,000,000 of the Borrower or of a Subsidiary Guarantor owing to a Non-Guarantor (other than an SPE) that is subordinated in right of payment to the Obligations of such Borrower or Subsidiary Guarantor and (B) Indebtedness or preferred stock in an aggregate amount outstanding at any time not to exceed $75,000,000 of a Non-Guarantor (other than an SPE) owing to the Borrower or to a Subsidiary Guarantor; provided, that any subsequent transfer of any such Indebtedness or preferred stock (except to the Borrower or a Borrower Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness that was not permitted by this clause (xix); and
     (xx) Indebtedness or preferred stock of the Borrower or any Subsidiary Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness or preferred stock then outstanding and incurred pursuant to this clause (xx), does not at any one time outstanding exceed $100,000,000.
Without limiting the generality of the foregoing, neither the Borrower nor any Borrower Subsidiary shall incur or have outstanding any Indebtedness to the SPEs.
     For purposes of determining compliance with this Section 6.11: (i) in the event that an item of Indebtedness or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness or preferred stock described in clauses (i) through (xx) above, the Borrower, in its sole discretion, may classify or reclassify such item of Indebtedness or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness or preferred stock in one of the above clauses; and (ii) at the time of incurrence or reclassification, the Borrower will be entitled to divide and classify an item of Indebtedness or preferred stock in more than one of the types of Indebtedness or preferred stock described in clauses (i) through (xx) above.
     Accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.11.

     For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.
     The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
     Section 6.12 Merger.
     (i) The Borrower will not consolidate or merge with or into (whether or not the Borrower is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all the properties or assets of the Borrower and the Borrower Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:
     (A) either:
     (1) the Borrower is the surviving company; or
     (2) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);
     (B) the Successor Company, if other than the Borrower, expressly assumes all the Obligations of the Borrower under the Loan Documents pursuant to documents in form reasonably satisfactory to the Administrative Agent;
     (C) immediately before and after such transaction, no Default or Unmatured Default exists;
     (D) the Successor Company would be in pro forma compliance, as if such transaction had occurred at the beginning of the applicable four-quarter period, with Sections 6.19.1 (or, prior to March 31, 2009, as if the ratio specified in such Section were at such time in effect and required to be no less than 1.50 to

1.0) and 6.19.2 (or, prior to March 31, 2009, as if the Senior Secured Debt Ratio were at such time in effect and required to be no greater than 7.0 to 1.0);
     (E) each Guarantor, unless it is the other party to the transactions described above, in which case clause (ii) below applies, shall have confirmed that its Obligations under the applicable Loan Documents to which it is a party remain outstanding pursuant to documentation reasonably satisfactory to the Administrative Agent; and
     (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such consolidation, merger or transfer complies with the provisions described in this clause (i).
     The Successor Company will succeed to, and be substituted for the Borrower under this Agreement and each other Loan Document.
     Notwithstanding the foregoing (but subject to clause (ii) below), any Borrower Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Borrower or to another Borrower Subsidiary.
     (ii) No Guarantor will, and the Borrower will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all its properties or assets in one or more related transactions, to any Person unless:
     (A) (1) such Guarantor is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition will have been made is an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”); and
(2) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Loan Documents pursuant to documents in form reasonably satisfactory to the Administrative Agent; and
(3) immediately before and after such transaction, no Default or Unmatured Default exists; or
     (B) such transaction is made in compliance with Section 6.13 (without regard to Section 6.13(xi)) or constitutes an Investment permitted by Section 6.14.
     The Successor Person will succeed to, and be substituted for such Guarantor under the Guaranty and each other Loan Document.

     Notwithstanding the foregoing, any Subsidiary Guarantor may consolidate with, merge into or transfer all or part of its properties and assets to the Borrower or to another Subsidiary Guarantor.
     Section 6.13 Sale of Assets. The Borrower will not, nor will it permit any Borrower Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:
     (i) the disposition of (A) Cash and Cash Equivalents in the ordinary course of business, (B) obsolete or worn out equipment or other tangible personal property or (C) inventory sales in the ordinary course of business;
     (ii) transfers of property subject to casualty, condemnation or similar events (including in lieu thereof) upon receipt of the Net Proceeds in respect thereof;
     (iii) (x) the disposition of Portfolio Securities (other than Specified Securities) for Cash and Cash Equivalents or securities contained in the Restricted Investment Portfolio and (y) the disposition of Portfolio Securities on or before the Effective Date contemplated by the Equity Purchase Agreement;
     (iv) the making of any Restricted Payment or Investment that is permitted to be made, and is made, under Section 6.10 or 6.14, as applicable;
     (v) the unwinding of any Rate Management Transaction;
     (vi) any transfer to MoneyGram International Holdings Limited of the loan from MoneyGram Payment Systems, Inc. to MoneyGram International Holdings Limited in the amount of €92,500,000 pursuant to the Loan Agreement dated January 17, 2003 made to effectuate the forgiveness of such loan;
     (vii) sales of securities pursuant to Repurchase Agreements;
     (viii) sales, transfers or other dispositions of its Property to an SPE made in compliance with Section 6.14(v);
     (ix) transfers from a Subsidiary to the Borrower, from the Borrower to any Guarantor, from a Guarantor to any other Guarantor or from a Non-Guarantor to the Borrower or a Borrower Subsidiary;
     (x) sales or dispositions of the official check business or FSMC, Inc. (or any successor) by the Borrower and the Borrower Subsidiaries;
     (xi) the disposition of all or substantially all the assets of the Borrower or any Borrower Subsidiary in a manner permitted pursuant to Section 6.12;
     (xii) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

     (xiii) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims;
     (xiv) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;
     (xv) foreclosures on assets;
     (xvi) sales of assets pursuant to any financing transaction otherwise permitted by this Agreement with respect to property built or acquired by the Borrower or a Borrower Subsidiary after the Effective Date, including sale and leaseback transactions;
     (xvii) the granting of Liens otherwise permitted by this Agreement;
     (xviii) sales of accounts receivable in connection with the collection or compromise thereof;
     (xix) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of Holdco and its Subsidiaries taken as a whole;
     (xx) sales of accounts or notes receivable, or participations therein, and related assets as part of a Receivables Transaction permitted hereunder which does not give rise to Indebtedness;
     (xxi) leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and Borrower Subsidiaries previously leased, sold or disposed of as permitted by this clause (xxi) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and the Borrower Subsidiaries;
     (xxii) the abandonment of the Investments described on Schedule 6.13; and
     (xxiii) the sale or other disposition of Specified Securities so long as the Net Proceeds thereof are applied in accordance with this Agreement.
For purposes of this Section 6.13, Property of a Borrower Subsidiary shall be deemed to include Capital Stock (other than preferred stock) of such Borrower Subsidiary issued or sold to any Person other than (x) a Loan Party, (y) in the case of a Foreign Subsidiary, a Wholly-Owned Subsidiary of the Borrower, or (z) any Capital Stock issued to an equity holder other than the Borrower or a Borrower Subsidiary to maintain its pro rata ownership.
     Section 6.14 Investments and Acquisitions. The Borrower will not, nor will it permit any Borrower Subsidiary to, make any Acquisition of any Person or make any Investment in any Person, except:

     (i) Acquisitions of (or all or substantially all of the assets of) entities engaged in a Similar Business, so long as (A) the acquired entity (x) becomes a Guarantor in compliance with Section 6.21 and complies with the requirement in Section 6.22 to pledge its assets as Collateral or (y) is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Borrower or a Guarantor; (B) after giving effect to such acquisition, the Borrower shall be in compliance with, and, on a pro forma basis, the Borrower would be in compliance therewith for the previous four fiscal quarters, its covenants in Sections 6.19.1 (or, prior to March 31, 2009, as if the ratio specified in such Section were at such time in effect and required to be no less than 1.50 to 1.0) and 6.19.2 (or, prior to March 31, 2009, as if the Senior Secured Debt Ratio were at such time in effect and required to be no greater than 7.0 to 1.0); (C) for any Acquisition with aggregate consideration in excess of $50,000,000, the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer setting forth the calculations demonstrating such compliance and (D) both before and after giving effect to such acquisition no Default or Unmatured Default exists;
     (ii) any Investment arising out of the forgiveness of the loan from MoneyGram Payment Systems, Inc. to MoneyGram International Holdings Limited in the amount of 92,500,000 Euros pursuant to the Loan Agreement dated January 17, 2003;
     (iii) any Investment in the Borrower or any Guarantor;
     (iv) any Investments in any Non-Guarantor (other than any SPE) that together with all Investments made pursuant to this clause (iv) after the date hereof shall not exceed $150,000,000;
     (v) any Investments (including Investments outstanding as of the date hereof) in SPEs provided that the total assets of all SPEs shall not exceed $2,000,000,000 at any one time outstanding;
     (vi) any Investment in Cash or Cash Equivalents;
     (vii) any Investment in the Restricted Investment Portfolio;
     (viii) any Investment existing on the date hereof (excluding assets held by any SPE) or made pursuant to legally binding written commitments in existence on the date hereof which, in either case, is set forth in all material respects on Schedule 6.14(viii), and any Investment that replaces, refinances or refunds any such Investment; provided that such replacing, refinancing or refunding Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;
     (ix) loans and advances to employees, directors, managers or consultants of Holdco, the Borrower or any of the Borrower Subsidiaries for reasonable and customary business related travel expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business whether or not consistent with past practice, and payroll advances;

     (x) any Investment acquired by the Borrower or any Borrower Subsidiary:
     (A) in exchange for any other Investment or accounts receivable held by the Borrower or any Borrower Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of such other Investment or accounts receivable; or
     (B) as a result of a foreclosure by the Borrower or any Borrower Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
     (xi) Investments to the extent the payment for which consists of Capital Stock (other than Disqualified Stock) of the Borrower or any direct or indirect parent of the Borrower;
     (xii) Indebtedness (including Subordinated Indebtedness) permitted under Section 6.11 or any Restricted Payment permitted under Section 6.10, in each case to the extent it constitutes an Investment;
     (xiii) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any Borrower Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;
     (xiv) any Investment by the Borrower or the Borrower Subsidiaries which together with (A) the aggregate amount of all Restricted Payments made by the Borrower and the Borrower Subsidiaries after the date hereof pursuant to Section 6.10 (excluding Restricted Payments permitted by Sections 6.10 (ii), (iii), (iv), (v)(A), (vi), (vii), (x) and (xi)), (B) the aggregate amount of all other Investments made by the Borrower and the Borrower Subsidiaries pursuant to this clause (xiv) after the date hereof and (C) the aggregate amount of all payments of Second Lien Indebtedness made pursuant to Section 6.17(ii)(C) after the date hereof, is less than the Basket Amount at such time;
     (xv) any Investment in securities or other assets not constituting Cash or Cash Equivalents and received in connection with an asset sale made pursuant to Section 6.13;
     (xvi) Rate Management Obligations permitted hereunder;
     (xvii) receivables owing to the Borrower or any of its Subsidiaries created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
     (xviii) Investments in the Second Lien Indebtedness to the extent not prohibited by Section 6.17(ii);

     (xix) upfront payments, signing bonuses and similar payments paid to agents and guaranties of agent commissions, in each case in the ordinary course of business and consistent with past practice;
     (xx) Acquisitions, for aggregate consideration not to exceed $28,000,000 in the aggregate, on terms substantially consistent with the terms set forth on Schedule 6.14(xx); and
     (xxi) additional Investments in an aggregate amount, taken together with all other Investments previously made pursuant to this clause (xxi) not to exceed $25,000,000 (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).
     Section 6.15 Liens. The Borrower will not, nor will it permit any Borrower Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of the Borrower Subsidiaries, except:
     (i) second-priority Liens securing obligations under the Second Lien Documents;
     (ii) Liens created pursuant to the Collateral Documents (which Liens shall equally and ratably secure Rate Management Obligations owing to Rate Management Counterparties);
     (iii) Liens for taxes, assessments or governmental charges, claims or levies not yet overdue for a period of more than 30 days or subject to penalties for nonpayment, or which are being contested in good faith and by appropriate proceedings;
     (iv) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 30 days past due or which are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding in good faith with an appeal or other proceeding for review so long as no such Lien secures claims constituting a Default under Section 7.8;
     (v) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
     (vi) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties;
     (vii) Liens in existence on the Effective Date and identified in all material respects on Schedule 6.15 hereto;

     (viii) ordinary course pledges or deposits to secure bids, tenders, contracts (other than for the payment of Indebtedness for borrowed money) or leases to which such Person is a party or deposits as security for contested taxes, import duties or the payment of rent;
     (ix) Liens in favor of the issuer of stay, customs, appeal, performance and surety bonds or bid bonds or with respect to other regulatory requirements or securing bonds required by applicable state regulatory licensing requirements or letters of credit or bank guarantees or similar instruments in lieu of such items or to support the issuance thereof issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
     (x) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further that such Liens may not extend to any other property owned by the Borrower or any Borrower Subsidiary and that such Liens are released within 30 days of such Person becoming a Subsidiary;
     (xi) Liens on property at the time the Borrower or a Borrower Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Borrower Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; and provided further that the Liens may not extend to any other property owned by the Borrower or any Borrower Subsidiary;
     (xii) licenses, sublicenses, leases or subleases entered into in the ordinary course of business that do not materially impair their use in the operation of the business of Holdco, the Borrower and the Borrower Subsidiaries, taken as a whole;
     (xiii) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
     (xiv) deposits made in the ordinary course of business to secure liability to insurance carriers;
     (xv) Liens (A) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (B) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and (C) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
     (xvi) any attachment or judgment Lien against Holdco, the Borrower or any Borrower Subsidiary, or any property of Holdco, the Borrower or any Borrower

Subsidiary, so long as such Lien secures claims not constituting a Default under Section 7.8;
     (xvii) the deposit or pre-funding of amounts in escrow pursuant to contractual obligations contained in customer agreements securing obligations not exceeding $50,000,000 in the aggregate;
     (xviii) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.11(v)(B) or (xviii); provided, that Liens securing Indebtedness permitted to be incurred pursuant to Section 6.11(v)(B) or (xviii) are solely on the assets financed, purchased, constructed, improved or acquired or assets of the acquired entity as the case may be, and the proceeds and products thereof and accessions thereto;
     (xix) Liens securing Rate Management Obligations not exceeding $50,000,000 outstanding at any time;
     (xx) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
     (xxi) any Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien of the type referred to in clause (i), (ii), (vii), (x), (xi) or (xviii); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property and the proceeds and products thereof), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount of the Indebtedness permitted pursuant to such clause (i), (ii), (vii), (x), (xi) or (xviii) and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;
     (xxii) Liens in favor of the Borrower or any Subsidiary Guarantor;
     (xxiii) Liens solely on any cash earnest money deposits relating to asset sales or acquisitions not in the ordinary course in connection with any letter of intent or purchase agreement not prohibited by this Agreement;
     (xxiv) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
     (xxv) Liens securing Indebtedness or other obligations of a Borrower Subsidiary owing to the Borrower or a Subsidiary Guarantor permitted to be incurred in accordance with Section 6.11;

     (xxvi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
     (xxvii) Liens securing not in excess of $300,000,000 of Receivables Transaction Attributed Indebtedness; and
     (xxviii) other Liens not otherwise permitted by this Section 6.15 securing obligations not at any time exceeding $100,000,000 in the aggregate.
     Section 6.16 Affiliates. The Borrower will not, and will not permit any Borrower Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower, except:
     (i) on terms not materially less favorable to the Borrower or such Borrower Subsidiary as the Borrower or such Borrower Subsidiary would obtain in a comparable arms-length transaction, and in connection with such transaction or series of related transactions involving aggregate payments or consideration in excess of $5,000,000 the Borrower delivers to the Administrative Agent a resolution adopted by the disinterested members of the board of directors of the Borrower approving such transaction and set forth in an officer’s certificate certifying that such transaction complies with this clause (i);
     (ii) the forgiveness of Indebtedness referred to in Section 6.14(ii);
     (iii) reimbursement of the Sponsors or their Affiliates for expenses in accordance with the provisions of the Equity Purchase Agreement as in effect on the date hereof and payment of fees and indemnification obligations payable to the Sponsors or their Affiliates in connection with the consummation of the Transactions pursuant to the Equity Purchase Agreement or Note Purchase Agreement, each as in effect on the date hereof; provided, however, that notwithstanding anything contained in this Agreement to the contrary, neither Holdco nor the Borrower will, nor will they permit any Subsidiary to, pay any management fees to the Sponsors or their Affiliates;
     (iv) reasonable and customary fees, expenses and indemnities provided in the ordinary course of business to officers, directors, managers, employees or consultants of the Borrower, any direct or indirect parent of the Borrower or any Borrower Subsidiary;
     (v) customary tax sharing arrangements among Holdco and its Subsidiaries entered into in the ordinary course of business;
     (vi) transactions among Holdco and its Subsidiaries not expressly prohibited under this Agreement;
     (vii) any transaction or series of transactions involving consideration of less than $1,000,000;

     (viii) transactions in existence as of the Effective Date set forth in all material respects on Schedule 6.16;
     (ix) payments or loans (or cancellation of loans) to employees of the Borrower, employees of any direct or indirect parent of the Borrower or employees of any Borrower Subsidiary and employment agreements, severance agreements, stock option plans and other similar arrangements with such employees which, in each case are approved by the disinterested members of the board of directors of the Borrower in good faith that are not otherwise prohibited by this Agreement;
     (x) the Transactions and the payment of all fees and expenses related to the Transactions;
     (xi) the payment of reasonable charges for travel in the ordinary course of business by any officer, director, manager, employee, agent, consultant, Affiliate or advisor of the Borrower or any Borrower Subsidiary;
     (xii) any Restricted Payments permitted under Section 6.10 (other than pursuant to Section 6.10(viii)); and
     (xiii) sales of accounts receivable, or participations therein, in connection with any Receivables Transaction permitted by this Agreement.
     Section 6.17 Amendments to Agreements; Prepayments of Second Lien Debt.
     (i) Holdco will not, and will not permit any of its Subsidiaries to, amend or terminate the Separation Agreements, the Equity Purchase Agreement, the Note Purchase Agreement, the Indenture, the certificates of designation with respect to the Series B Preferred Stock, the Series B-1 Preferred Stock or the Series D Preferred Stock, in each case as defined in, and attached as an exhibit to, the Equity Purchase Agreement, the organizational documents of the Borrower or any Borrower Subsidiary or any documents with respect to Subordinated Debt which is Material Indebtedness, in each case in any manner which could reasonably be expected to be materially adverse to the interests of the Lenders.
     (ii) The Borrower will not, and will not permit any Borrower Subsidiary to, make any optional prepayments of the Second Lien Indebtedness other than (A) any optional prepayment made by exchange for, or out of the proceeds of, any Refinancing Indebtedness; (B) any optional prepayment made out of the proceeds of sales of Capital Stock of the Borrower or any direct or indirect parent of the Borrower and/or any contributions received by them; (C) prepayments in an amount which, together with (1) the aggregate amount of all Restricted Payments made by the Borrower and the Borrower Subsidiaries after the date hereof (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v)(A), (vi), (vii), (x) and (xi) of Section 6.10), (2) the aggregate amount of all Investments made by the Borrower and the Borrower Subsidiaries pursuant to Section 6.14(xiv) after the date hereof and (3) the aggregate amount of all other payments of Second Lien Indebtedness made pursuant to this Section 6.17(ii)(C) after the date hereof, is less than the Basket Amount at such time; (D) prepayments in an amount which, when aggregated with all Restricted Payments made after the date hereof pursuant to Section 6.10(ix) and all other payments of Second Lien Indebtedness made pursuant to this Section 6.17(ii)(D) after the date hereof, does not exceed $25,000,000; or (E) any conversion of the Second Lien Indebtedness into Capital Stock. For purposes hereof, any voluntary purchase, defeasance or acquisition of Second Lien Indebtedness shall constitute a voluntary prepayment thereof.
     Section 6.18 Inconsistent Agreements. The Borrower shall not, and shall not permit any Borrower Subsidiary to, enter into any indenture, agreement, instrument (or amendment thereto) or other arrangement which directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining (x) the incurrence or repayment of the Obligations or the ability of the Borrower or any Borrower Subsidiary to create or suffer to exist Liens on such Person’s Property securing the Obligations or (y) the ability of any Borrower Subsidiary to (1) pay dividends or make other distributions on its capital or (2) pay any Indebtedness owed to, or make loans or advances to, or sell, lease or transfer any of its Property to, the Borrower or any Borrower Subsidiary, except that the following are permitted:
     (i) contractual encumbrances or restrictions contained in any Loan Document, any Second Lien Document (including any related Rate Management Transaction and its related documentation) or otherwise in effect on the Effective Date;
     (ii) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on disposition of the property so acquired;
     (iii) applicable law or any applicable rule, regulation or order or similar restriction;
     (iv) any agreement or other instrument of a Person acquired by the Borrower or any Borrower Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;
     (v) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Borrower Subsidiary pursuant to an agreement that has been entered into relating to the sale or disposition of all or substantially all the Capital Stock or assets of that Borrower Subsidiary pursuant to a transaction otherwise permitted by this Agreement;
     (vi) restrictions imposed by the terms of secured Indebtedness otherwise permitted to be incurred pursuant to Sections 6.11 and 6.15 hereof that, in the case of a Loan Party, relate to the assets securing such Indebtedness;
     (vii) restrictions on cash or other deposits or portfolio securities or net worth imposed by customers or Governmental Entities under contracts entered into in the ordinary course of business;

     (viii) customary provisions in joint venture agreements, asset sale agreements, sale-lease back agreements and other similar agreements;
     (ix) customary provisions contained in leases and other agreements entered into in the ordinary course of business;
     (x) any agreement for the sale or other disposition of a Borrower Subsidiary that restricts dividends, distributions, loans or advances by such Borrower Subsidiary pending such sale or other disposition;
     (xi) Permitted Liens;
     (xii) restrictions and conditions contained in documentation governing any Receivables Transaction permitted by this Agreement, which restrictions and conditions apply only to the assets that are the subject of such Receivables Transaction or otherwise customary for such facilities.
     (xiii) restrictions and conditions on the creation or existence of Liens imposed by the terms of the documentation governing any Indebtedness or preferred stock of a Non-Guarantor, which Indebtedness or preferred stock is permitted by Section 6.11;
     (xiv) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.14 and applicable solely to such joint venture entered into in the ordinary course of business; and
     (xv) any encumbrances or restrictions of the type referred to in the lead-in to this Section 6.18 imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiv) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
     Section 6.19 Financial Covenants.
     6.19.1 Interest Coverage Ratio. The Borrower will not permit the ratio, determined as of the end of each of the Borrower’s fiscal quarters for the then most-recently ended four fiscal quarters, commencing with the fiscal quarter ending March 31, 2009, of (i) Consolidated EBITDA of the Borrower and its Subsidiaries for such period to (ii) the sum of (x) Consolidated Interest Expense of the Borrower and its Subsidiaries for such period paid or payable in cash less (y) (to the extent less than or equal to Consolidated Interest Expense) interest income of the Borrower and its Subsidiaries during such period attributable to Cash and Cash Equivalents (and not to Portfolio Securities) to be less than the applicable ratio set forth below for such fiscal quarter:

Interest Coverage
Fiscal Quarter Ending	Ratio
March 31, 2009	1.50:1.00
June 30, 2009 September 30, 2009
December 31, 2009	1.50:1.00
March 31, 2010 June 30, 2010 September 30, 2010
December 31, 2010	1.75:1.00
March 31, 2011 June 30, 2011 September 30, 2011
December 31, 2011	1.75:1.00
March 31, 2012 June 30, 2012 September 30, 2012
December 31, 2012 and thereafter	2.00:1.00
     6.19.2 Senior Secured Debt Ratio. The Borrower will not permit the Senior Secured Debt Ratio, determined as of the end of each of its fiscal quarters, commencing with the fiscal quarter ending March 31, 2009, to be greater than the applicable ratio set forth below for such fiscal quarter:

Senior Secured
Fiscal Quarter Ending	Debt Ratio
March 31, 2009	6.50:1.00
June 30, 2009 September 30, 2009
December 31, 2009	6.00:1.00
March 31, 2010 June 30, 2010 September 30, 2010
December 31, 2010	5.50:1.00
March 31, 2011 June 30, 2011 September 30, 2011
December 31, 2011	5.00:1.00
March 31, 2012 June 30, 2012 September 30, 2012
December 31, 2012 and thereafter	4.50:1.00

Notwithstanding anything to the contrary contained in this Section 6.19, if (i) the Borrower fails to comply with the requirements of Section 6.19.1 or 6.19.2 as of the end of any fiscal quarter and (ii) at any time during such fiscal quarter or thereafter until the date that is 20 days after the date the Borrower is required to deliver financial statements with respect to such period pursuant to Section 6.1, the Borrower receives a cash contribution to its equity capital in exchange for common shares of its Capital Stock and gives written notice to the Administrative Agent that such cash contribution has been received and is a Specified Equity Contribution (any amount so identified, a “Specified Equity Contribution”), then the amount of such Specified Equity Contribution will be deemed to be an increase to Consolidated EBITDA solely for the purposes of determining compliance with Sections 6.19.1 and 6.19.2 at the end of such fiscal quarter (and for purposes of determining compliance with future periods that include such fiscal quarter) (but such Specified Equity Contribution shall not be included for purposes of determining the Basket Amount or other purposes hereunder); provided that (1) in each four fiscal quarter period, there shall be a period of at least two fiscal quarters in respect of which no Specified Equity Contribution is made and (2) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with Sections 6.19.1 and 6.19.2. If after giving effect to the foregoing recalculations the Borrower shall be in compliance with the requirements of Sections 6.19.1 and 6.19.2, the Borrower shall be deemed to have satisfied the requirements of such covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default in respect of such covenant that had occurred shall be deemed cured for this purposes of this Agreement. From the date on which the Borrower gives the Administrative Agent written notice of a Specified Equity Contribution with respect to a fiscal period until the 20th day after financial statements are required to be delivered pursuant to Section 6.1 for such fiscal period, none of the Administrative Agent, the Collateral Agent, any Lender or any Secured Party shall exercise any rights or remedies with respect to a breach of Section 6.19.1 or 6.19.2 with respect to such fiscal period, but any such breach shall not be deemed waived for purposes of Section 4.2 until such Specified Equity Contribution is received by the Borrower.
     Section 6.20 Minimum Liquidity Ratio. The Borrower and the Borrower Subsidiaries shall maintain at all times on a consolidated basis a Minimum Liquidity Ratio of at least 1.00 to 1.00.
     Section 6.21 Subsidiary Guarantees. On or before the later of (i) 30 days following the occurrence of the following events or (ii) the first date required for delivery of the financial statements pursuant to Section 6.1(i) or (ii) after the occurrence of the following events (or such longer period as the Administrative Agent may agree), the Borrower shall cause an Authorized Officer of a Wholly-Owned Subsidiary that has become a Material Domestic Subsidiary to execute and deliver to the Administrative Agent for the benefit of the Lenders a guaranty of the Obligations pursuant to a guaranty substantially similar to the Guaranty (or a joinder agreement under the Guaranty), all pursuant to documentation (including related certificates, opinions) reasonably acceptable to the Administrative Agent. The Borrower shall promptly notify the Administrative Agent at which time any Authorized Officer becomes aware that a Wholly-Owned Subsidiary has become a Material Domestic Subsidiary. Notwithstanding the foregoing, substantially contemporaneously with any Subsidiary becoming a “Guarantor” (as defined in the Indenture), the Borrower shall cause such Subsidiary to become a Guarantor hereunder pursuant to documentation as described above.

     Section 6.22 Collateral. Effective upon any Subsidiary becoming a Guarantor after the date hereof, the Borrower shall cause such Guarantor within fifteen Business Days after becoming a Guarantor (or such later date as the Administrative Agent may agree) to grant to the Collateral Agent for the benefit of the Secured Parties a first (subject to Permitted Liens) priority security interest in all assets (including real property and the Capital Stock of its Subsidiaries) of such Guarantor pursuant to documentation (including related certificates and opinions) reasonably acceptable to the Administrative Agent. The Borrower will, and will cause each of the Guarantors to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral as the Administrative Agent may reasonably require. Notwithstanding any of the foregoing, (i) neither the Borrower nor any Guarantor shall be obligated hereby to grant a security interest in any asset if the granting of such security interest would result in the violation of any applicable law or regulation, (ii) the Collateral shall not include a security interest in any asset if the granting of such security interest would be prohibited by enforceable anti-assignment provisions of contracts or applicable law (after giving effect to relevant provisions of the Uniform Commercial Code), (iii) fee-owned real property having an individual fair market value of less than $2,500,000 or aggregate fair market value of less than $10,000,000 shall be excluded from the Collateral, (iv) the Collateral shall not include cash and cash equivalents, accounts receivable or Portfolio Securities, or deposit or security accounts (except to the extent that the foregoing are proceeds of Collateral; provided, that in no event shall any control agreements be required) containing any of the foregoing, other assets requiring perfection through control agreements, letter-of-credit rights, leasehold real property, motor vehicles and other assets subject to certificates of title (other than any corporate aircraft), interests in certain joint ventures and non-Wholly-Owned Subsidiaries which cannot be pledged without the consent of one or more third parties and obligations the interest on which is wholly exempt from the taxes imposed by subtitle A of the Code, (v) the pledge of the Capital Stock of Foreign Subsidiaries shall be limited to 65% of the Capital Stock of material first-tier Foreign Subsidiaries, (vi) the Administrative Agent shall have the discretion to exclude from the Collateral immaterial assets, assets as to which it and the Borrower determine that the cost of obtaining such security interest would outweigh the benefit to the Lenders and other assets in which it may determine that the taking of a security interest would not be advisable, and (vii) no foreign law security or pledge agreements shall be required.
     Section 6.23 Holdco Covenant. Holdco shall not, nor shall it permit any of its Subsidiaries (other than the Borrower and any of its Subsidiaries) to, engage in any activity or suffer to have any condition outstanding that would violate the Passive Holding Company Condition.
ARTICLE VII
DEFAULTS
     The occurrence of any one or more of the following events shall constitute a Default:

     Section 7.1 Representation or Warranty. Any representation or warranty made or deemed made by or on behalf of Holdco, the Borrower or any of the Subsidiaries to the Lenders or the Administrative Agent under or in connection with any Loan Document, any Credit Extension, or any certificate or information required to be delivered under any Loan Document shall be materially false on the date as of which made.
     Section 7.2 Non-Payment. Nonpayment of principal of any Loan when due, nonpayment of any reimbursement obligation in respect of any LC Disbursement within five Business Days after the same becomes due and the Borrower has received written notice of such fact, or nonpayment of interest upon any Loan or of any commitment fee, LC Fee or other obligations under any of the Loan Documents within five Business Days after the same becomes due.
     Section 7.3 Specific Defaults. The breach by any Loan Party of any of the terms or provisions of Section 6.3, Sections 6.10 through and including 6.19.
     Section 7.4 Other Defaults. The breach by any Loan Party (other than a breach which constitutes a Default under Section 7.2 or 7.3 of this Article VII) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within thirty days after written notice thereof from the Administrative Agent to the Borrower.
     Section 7.5 Cross-Default. Failure of Holdco or any of its Subsidiaries to pay when due any Material Indebtedness; or the default by Holdco or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any, and provided that such default has not been cured or waived) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of Holdco or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof.
     Section 7.6 Insolvency; Voluntary Proceedings. Holdco or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal or state bankruptcy laws as now or hereafter in effect, (ii) make a general assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal or state bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7 or (vii) not pay, or admit in writing its inability to pay, its debts generally as they become due.

     Section 7.7 Involuntary Proceedings. Without the application, approval or consent of Holdco or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for Holdco or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against Holdco or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 45 consecutive days.
     Section 7.8 Judgments. Holdco or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more judgments or orders for the payment of money in excess of $15,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate.
     Section 7.9 Unfunded Liabilities; Reportable Event. The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $125,000,000 or any Reportable Event shall occur in connection with any Single Employer Plan that could reasonably be expected to have a Material Adverse Effect.
     Section 7.10 Change in Control. Any Change in Control shall occur.
     Section 7.11 Withdrawal Liability. Holdco or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by Holdco or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification) could reasonably be expected to have a Material Adverse Effect.
     Section 7.12 Guaranty. The Guaranty shall fail to remain in full force or effect (other than by reason of a release of a Guarantor in accordance with the terms hereof and thereof) or any Guarantor shall assert in writing the invalidity or unenforceability of the Guaranty, or any Guarantor shall deny in writing that it has any further liability under any guaranty of the Obligations to which it is a party, or shall give notice to such effect.
     Section 7.13 Collateral Documents. Any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof), or shall cease to give the Collateral Agent for the benefit of the Secured Parties the Liens, rights, powers and privileges purported to be created thereby, except to the extent such failure results from any act or omission of the Collateral Agent, the Administrative Agent or any Lender.
     Section 7.14 Events Not Constituting Default. Notwithstanding the provisions of Sections 7.1 and 7.4, (i) any breach of any representation and warranty made hereunder or under or in connection with any Loan Document, (ii) any falsity of any certificate or information required to be delivered under any Loan Document or (iii) any breach under Section 7.4 (other than such a breach arising out of a breach of Section 6.20 after the Effective Date) of this Agreement or any other Loan Document that, in the case of each of clauses (i) through (iii) above, arises, directly or indirectly, out of the restatement of the consolidated financial statements of Holdco and its Subsidiaries heretofore delivered or of Holdco and its Subsidiaries or the Borrower and its Subsidiaries required to be delivered to the Lenders under this Agreement (such financial statements so restated, the “Restated Financial Statements”) as a result of (x) the historical valuation, accounting and/or processes, in each case for fiscal periods ended prior to the Effective Date, related to the investment portfolio of Holdco and its Subsidiaries or (y) the February 11, 2008 SEC non-public inquiry to Holdco shall in no event constitute a Default or Unmatured Default under this Agreement; provided, however, that (A) the Borrower furnishes to the Lenders the Restated Financial Statements promptly after the public filing thereof (and in the case of Restated Financial Statements of the Borrower, promptly after public filing of the corresponding restated financial statements of Holdco) and (B) in the event of a breach described in clause (iii) of this Section 7.14 consisting of any failure to deliver financial statements required by Section 6.1(i) or (ii) to be delivered for periods ending after the earliest period for which financial statements are being restated (the “Subsequent Financial Statements”), (1) the Borrower furnishes to the Lenders the Subsequent Financial Statements as to which such a breach exists not later than the earlier of (x) the public filing of the corresponding financial statements of Holdco and (y) the date that is 45 days, in the case of any delivery of financial statements for the first three fiscal quarters of any fiscal year, or 60 days, in the case of financial statements for any fiscal year, after the public filing of any Restated Financial Statements (and in the case of Restated Financial Statements of the Borrower, promptly after public filing of the corresponding restated financial statements of Holdco), (2) during such period for which the Subsequent Financial Statements or related audit report, if applicable, required by Section 6.1(i) or (ii) were not available (which period shall in no event extend beyond the dates set forth in clause (1) above), the Borrower furnishes to the Lenders, in lieu thereof, internal unaudited annual financial statements and internal unaudited quarterly financial statements within the time periods set forth in Section 6.1(i) and (ii) respectively which are prepared on a consistent basis as internal unaudited financial statements prepared by Holdco and its Subsidiaries or the Borrower and its Subsidiaries, as the case may be, which shall be certified by a Financial Officer as (subject to the effect of adjustments for any pending restatement, normal year-end adjustments and the absence of footnotes) fairly presenting, in all material respects, the consolidated financial condition and operations at such date and the consolidated results of operations for the period then ended, in each case of Holdco and its Subsidiaries or the Borrower and its Subsidiaries, as applicable (it being understood that neither (x) the fact that such certification is subject to such adjustments for any pending restatement nor (y) any failure, as a result of such adjustments for any pending restatement, of such internal unaudited financial statements to fairly present, in all material respects, such consolidated financial condition and operations and consolidated results of operations shall constitute a Default or Unmatured Default under this Agreement or any other Loan Document), and (3) within one year of the date an audit report would be due under Section 6.1(i) with respect to Subsequent Financial Statements for any fiscal year, the Borrower delivers to the Lenders an audit report as required by Section 6.1(i) with respect to the applicable Subsequent Financial Statements (which audit report may include a qualification relating to any pending restatement described above and which qualified report shall not constitute a Default or Unmatured Default under this Agreement or any other Loan Document). Notwithstanding any of the foregoing, in no event will any Subsequent Financial Statements be delivered to the Lenders hereunder later than corresponding financial statements are delivered to the noteholders under the Note Purchase Agreement.

ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
     Section 8.1 Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Letters of Credit shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender. If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Letters of Credit, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.
     Section 8.2 Amendments. Subject to the provisions of this Section 8.2 and Sections 8.3 and 8.4 below, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default or Unmatured Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders adversely affected thereby (or in the case of subsections 8.2(ii), (iv), (v) and (vi), all of the Lenders):
     (i) Extend the final maturity of any Loan, or extend the expiry date of any Letter of Credit to a date after the Facility Termination Date or forgive all or any portion of the principal amount thereof or any LC Disbursements, or reduce the rate or extend the time of payment of interest or fees hereunder or LC Disbursements (it being understood that the waiver of default interest pursuant to Section 2.14 shall only require the consent of Required Lenders), or amend Section 2.24(ii).
     (ii) Reduce the percentage specified in the definition of Required Lenders.
     (iii) Increase any Commitment of any Lender hereunder (it being understood that any change to or waivers or modifications of conditions precedent, covenants, Defaults or Unmatured Defaults or of a mandatory prepayment shall not constitute an increase or extension of the Commitments of any Lender).
     (iv) Permit the Borrower to assign its rights under this Agreement (it being understood that any modification to Section 6.12 or 6.13 shall only require approval of the Required Lenders).
     (v) Amend this Section 8.2 or Section 11.2 (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement (including pursuant to Section 2.8(iii)) may be included in the determination of the Required Lenders on substantially the same basis as the Commitments and extensions of credit thereunder on the Effective Date and this Section 8.2 may be amended by the Required Lenders to reflect such extensions of credit.
     (vi) Release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guaranty, except, in either case, as contemplated by Section 10.17.
Without limiting the foregoing and notwithstanding anything herein or in Section 2.8(iii) to the contrary: (A) any amendment having the effect of permitting the aggregate amount of Term B Loans allowed or incurred pursuant to Section 2.8(iii) after the date hereof to exceed $50,000,000 or permitting the Term B Balance at any time to exceed $250,000,000 shall require the consent of the Required Specified Lenders and the Required B Lenders; and (B) the consent of the Required B Lenders shall be required with respect to any amendment that (1) extends the scheduled date of payment of the principal amount of any Term B Loan, (2) alters the amount or application of any prepayment pursuant to Section 2.10 in a manner adverse to the interests of Lenders with Term B Loans or (3) has the effect of providing Collateral to the Revolving Lenders or Lenders with Term A Loans on a basis inconsistent with Section 2.24(ii).
No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer. No amendment of any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loan made by such Swing Line Lender shall be effective without the written consent of the Swing Line Lender. The Administrative Agent may waive payment of the fee required under Section 12.1(ii)(B)(3) without obtaining the consent of any other party to this Agreement. Notwithstanding the foregoing, upon the execution and delivery of all documentation required by Section 2.8(iii) to be delivered in connection with an increase to the Aggregate Revolving Credit Commitment, the Administrative Agent, the Borrower and the new or existing Lenders whose Commitments have been affected may and shall enter into an amendment hereof (which shall be binding on all parties hereto) solely for the purpose of reflecting any new Lenders and their new Revolving Credit Commitments and any increase in the Revolving Credit Commitment of any existing Lender.
     Section 8.3 Replacement Loans. In addition, notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended (or amended and restated) with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all of the outstanding Term A Loans (the “Refinanced Term A Loans”) or all of the outstanding Term B Loans (the “Refinanced Term B Loans”) or the replacement of the Aggregate Revolving Credit Commitment (the “Refinanced Commitment”) with one or more replacement term loan tranches hereunder which shall be Loans hereunder (“Replacement Term A Loans” or the “Replacement Term B Loans”, as applicable) or one or more new revolving commitments (the “Replacement Commitments”); provided, that (i) the aggregate principal amount of such Replacement Term A Loans and Replacement Term B Loans shall not exceed the aggregate principal amount of such Refinanced Term A Loans and Refinanced Term B Loans, respectively, (ii) the Applicable Margin for such Replacement Term A Loans and Replacement Term B Loans shall not be higher than the Applicable Margin for such Refinanced Term A Loans and Refinanced Term B Loans, respectively, (iii) the Weighted Average Life to Maturity of such Replacement Term A Loans and Replacement Term B Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term A Loans and Refinanced Term B Loans, respectively, at the time of such refinancing, (iv) the aggregate amount of the Replacement Commitment shall not exceed the Refinanced Commitment, (v) the Applicable Margin for such Replacement Commitment shall not exceed the Applicable Margin for the Refinanced Commitment, (vi) the borrower of such Replacement Term A Loans, Replacement Term B Loans or Replacement Commitment shall be the Borrower and (vii) all other terms applicable to such Replacement Term A Loans, Replacement Term B Loans or Replacement Commitments shall be substantially identical to, or not materially more favorable to the Lenders providing such Replacement Term A Loans, Replacement Term B Loans or Replacement Commitments than, those applicable to such Refinanced Term A Loans, Refinanced Term B Loans or Refinanced Commitments, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term A Loans or Term B Loans, as applicable, in effect immediately prior to such refinancing.
     Section 8.4 Errors. Further, notwithstanding anything to the contrary contained in Section 8.2, if following the Effective Date, the Administrative Agent and the Borrower shall have agreed in their sole and absolute discretion that there is an ambiguity, inconsistency, manifest error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within ten Business Days following receipt of notice thereof (it being understood that the Administrative Agent has no obligation to agree to any such amendment).
     Section 8.5 Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2 or as otherwise provided in Section 8.3 or 8.4, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.

ARTICLE IX
GENERAL PROVISIONS
     Section 9.1 Survival of Representations. All representations and warranties of the Borrower and Holdco contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.
     Section 9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
     Section 9.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
     Section 9.4 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than those contained in the fee letter described in Section 10.13 which shall survive and remain in full force and effect during the term of this Agreement.
     Section 9.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.8 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
     Section 9.6 Expenses; Indemnification.
     (i) The Borrower shall reimburse the Administrative Agent and the Arranger for all reasonable and documented out-of-pocket expenses (limited to the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent and the Arranger taken as a whole and, if reasonably necessary, of one local counsel in any relevant jurisdiction) paid or incurred by such parties in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment (proposed or actual), modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Collateral Agent, the LC Issuer and the Lenders for all reasonable and documented out-of-pocket expenses (limited with respect to legal expenses to the reasonable fees, disbursements and other charges of one counsel to all such Persons, and, if reasonably necessary, of one local counsel in any relevant jurisdiction) paid or incurred by the Administrative Agent, the Arranger, the Collateral Agent, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents.
     (ii) The Borrower hereby further agrees to indemnify the Administrative Agent, the Arranger, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (limited to the reasonable out-of-pocket fees, disbursements and other charges of one counsel to the indemnified Persons taken as a whole and, if reasonably necessary, one local counsel in any relevant jurisdiction) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or breach of the Loan Documents by, the indemnified party (or their Related Parties) or any dispute solely among the indemnified persons (or their Related Parties) and not involving Holdco, the Borrower, the Sponsors or their Affiliates. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.
     Section 9.7 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
     Section 9.8 Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arranger nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence, bad faith or willful misconduct of, or breach of the Loan Documents by, the party from which recovery is sought or any dispute solely between or among the Administrative Agent, the Arranger, the LC Issuer and/or any Lender and not involving Holdco, the Borrower, the Sponsors or their respective Affiliates. Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
     Section 9.9 Confidentiality. The Administrative Agent and each Lender agrees to hold any Information (as defined below) which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and to the Administrative Agent and any other Lender and their respective Affiliates for use solely in connection with the performance of their respective obligations hereunder contemplated hereby, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as required by law, regulation, or legal process, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to the Loan Documents or the enforcement of rights thereunder, (vi) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.2, and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder. Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.9 shall set forth the entire agreement between the Borrower and each Lender (including the Administrative Agent) with respect to any Information previously or hereafter received by such Lender in connection with this Agreement, and this Section 9.9 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such Information. For the purposes of this Section, “Information” means all information received from Holdco, the Borrower, its Subsidiaries or their agents or representatives relating to Holdco, the Borrower, its Subsidiaries or their agents or other representatives or its business, other than any such information that is available to the Administrative Agent, the LC Issuer or any Lender on a non-confidential basis prior to disclosure by Holdco or the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 9.9 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDCO AND ITS AFFILIATES, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
          ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDCO AND ITS AFFILIATES, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR

RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
     Section 9.10 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions provided for herein.
     Section 9.11 Disclosure. The Borrower and each Lender hereby acknowledge and agree that JPMCB and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.
     Section 9.12 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
     Section 9.13 Amendment and Restatement; Prior Defaults.
     (i) On the Effective Date the Existing Credit Agreement shall be amended, restated and superseded in its entirety hereby. The parties hereto acknowledge and agree that (i) this Agreement, any Notes delivered pursuant to Section 2.16 and the other Loan Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Effective Date and (ii) such “Obligations” are in all respects continuing with only the terms thereof being modified (and, as applicable, the primary obligor being changed) as provided in this Agreement. Except in so far as the terms thereof are expressly modified hereby, nothing herein or in any Loan Document shall release any Loan Party from any payment obligation in respect of the Obligations under any Loan Document (as defined in the Existing Credit Agreement). All indemnification obligations of the Borrower pursuant to the Existing Credit Agreement are continued hereunder.
     (ii) The parties agree that as of the Effective Date the “Waiver Period” under the Existing Credit Agreement shall terminate and all previously waived Defaults and Unmatured Defaults thereunder shall be permanently waived; provided that such prior or permanent waiver shall not constitute a waiver of any Default or Unmatured Default arising under this Agreement after the Effective Date.

ARTICLE X
THE ADMINISTRATIVE AGENT
     Section 10.1 Appointment; Nature of Relationship. JPMCB is hereby appointed by each of the Lenders and the LC Issuer as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the New York Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents together with such rights and powers as are reasonably incident thereto. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.
     Section 10.2 Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.
     Section 10.3 General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence, bad faith or willful misconduct of such Person.
     Section 10.4 No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries. Except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.
     Section 10.5 Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
     Section 10.6 Employment of Administrative Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.
     Section 10.7 Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender or the Administrative Agent unless the Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.
     Section 10.8 Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.
     Section 10.9 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.
     Section 10.10 Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.
     Section 10.11 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.
     Section 10.12 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, sixty days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders (with the consent of the Borrower unless at the applicable time a Default under Section 7.2, 7.6 (in respect of bankruptcy only) or 7.7 (in respect of bankruptcy only) shall have occurred and be continuing) shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent, other than a Disqualified Institution. If no successor Administrative Agent shall have been so appointed by the Required Lenders within forty-five days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent, other than a Disqualified Institution (with the consent of the Borrower unless at the applicable time a Default under Section 7.2, 7.6 (in respect of bankruptcy only) or 7.7 (in respect of bankruptcy only) shall have occurred and be continuing). Notwithstanding the previous sentence, the Administrative Agent may at any time (with the consent of the Borrower, not to be unreasonably withheld but without the consent of any Lender) appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $250,000,000 and shall not be a Disqualified Institution. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.
     Section 10.13 Administrative Agent and Arranger Fees. The Borrower agrees to pay to the Administrative Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent and the Arranger pursuant to that certain fee letter agreement dated February 14, 2008, or as otherwise agreed from time to time.

     Section 10.14 Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.
     Section 10.15 Co-Documentation Agents, Co-Syndication Agents, etc. No Lender identified in this Agreement as a “Co-Documentation Agent” or a “Co-Syndication Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 10.11 mutatis mutandis.
     Section 10.16 Appointment of Collateral Agent. Each of the Lenders and the LC Issuer hereby irrevocably appoints the Collateral Agent as its agent and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Such authorization shall include the authority to enter into the Collateral Documents (including amendments thereof to facilitate the securing of Rate Management Obligations) on such terms as it deems appropriate. All provisions of this Article X relating to the Administrative Agent (and all indemnities of the Administrative Agent by the Borrower and all provisions relating to reimbursement of expenses of the Administrative Agent by the Borrower) shall be equally applicable to the Collateral Agent mutatis mutandis.
     Section 10.17 Certain Releases of Collateral and Guarantors. Without limiting the foregoing, (i) if any of the Collateral under the Collateral Documents is sold in a transaction permitted hereunder (other than to a Loan Party), such Collateral (but not the proceeds thereof) shall be sold free and clear of the Liens created by the Collateral Documents and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing and (ii) if any Guarantor is sold in a transaction permitted hereby, the Administrative Agent is authorized to release such Guarantor from the Guaranty upon consummation of such sale.
     Section 10.18 Intercreditor Agreement. Each Lender hereby authorizes and directs the Collateral Agent to enter into the Intercreditor Agreement as attorney-in-fact on behalf of such Lender and agrees that in consideration of the benefits of the security being provided to such Lender in accordance with the Security Documents and the Intercreditor Agreement and by acceptance of those benefits, each Lender (including any Lender which becomes such by assignment pursuant to Section 12.1 after the date hereof) shall be bound by the terms and provisions of the Intercreditor Agreement and shall comply (and shall cause any Affiliate thereof which is the holder of any First Priority Obligations (as defined therein) to comply) with such terms and provisions.

ARTICLE XI
SETOFF; RATABLE PAYMENTS
     Section 11.1 Setoff. If a Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the Obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or Affiliate, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. The rights of each Lender under this Section 11.1 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     Section 11.2 Ratable Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swing Line Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swing Line Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swing Line Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swing Line Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any Assignee or Participant.
ARTICLE XII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
     Section 12.1 Successors and Assigns.
     (i) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the LC Issuer that issues any Letter of Credit), except that (A) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (B) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.1. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the LC Issuer that issues any Letter of Credit), Participants (solely to the extent provided in paragraph (iii) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the LC Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(ii) (A) Subject to the conditions set forth in paragraph (ii)(B) below, any Lender may assign to one or more assignees other than any Disqualified Institution (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
     (1) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Default under Section 7.2, 7.6 (in respect of bankruptcy only) or 7.7 (in respect of bankruptcy only) has occurred and is continuing, any other Assignee;
     (2) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Credit Commitment to an Assignee that is a Lender with a Revolving Credit Commitment immediately prior to giving effect to such assignment or the Borrower or any of its Affiliates and (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or the Borrower or any of its Affiliates; and
     (3) the LC Issuer, provided that no consent of the LC Issuer shall be required for an assignment of all or any portion of a Term Loan.
     (B) Assignments shall be subject to the following additional conditions:
     (1) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 in the case of a Revolving Credit Commitment or, in the case of a Term Loan, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent;
     (2) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
     (3) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
     (4) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Holdco and its Affiliates, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
     For the purposes of this Section 12.1(ii), the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (1) a Lender, (2) an Affiliate of a Lender or (3) an entity or an Affiliate of an entity that administers or manages a Lender.
     (C) Subject to acceptance and recording thereof pursuant to paragraph (ii)(E) of this Section, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder (except in the case of an assignment to the Borrower) shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5 and 9.6). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (iii) of this Section 12.1. Notwithstanding anything to the contrary in this Agreement or any Assignment and Assumption, all Commitments, Loans, and all other rights assigned to the Borrower pursuant to this Section 12.1 shall be deemed canceled for all purposes under this Agreement, including without limitation with respect to Section 8.2 and Section 6.19, and, without the consent of the Administrative Agent, neither the

Borrower nor any Affiliate of the Borrower which is a Lender shall be entitled to receive information delivered to the Lenders or attend meetings of the Lenders.
     (D) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements and any interest thereon owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the LC Issuers and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any LC Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (E) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder, the processing and recordation fee referred to in paragraph (ii)(B)(3) of this Section 12.1 and any written consent to such assignment required by paragraph (ii) of this Section 12.1, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the Assignee shall have failed to make any payment required to be made by it pursuant to Section 2.7, 2.21, 2.22(v), 10.8 or 11.2, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(iii) (A) Any Lender may, without the consent of the Borrower, the Administrative Agent, the LC Issuer or the Swing Line Lender, sell participations to one or more banks or other entities other than a Disqualified Institution (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (1) such Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (3) the Borrower, the Administrative Agent, the LC Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that (x) such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that any such agreement or instrument may provide that such Lender will not, without the consent of the Participant (other than a Participant which is the Borrower), agree to any amendment, modification or waiver described in Section 8.2(i) that affects such Participant, and (y) in the case of a Participant which is the Borrower or an Affiliate of the Borrower, the selling Lender shall not (without the consent of the Administrative Agent), and shall not be obligated to, provide such Participant with information such Participant would not be entitled to receive in accordance with Section 12.1(ii)(C) were such participation an assignment. Subject to paragraph (iii)(B) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (ii) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.1 as though it were a Lender, provided such Participant agrees to be subject to Section 11.2 as though it were a Lender. Notwithstanding anything to the contrary in this Agreement or any agreement or instrument pursuant to which a Lender sells a participation to the Borrower, all Commitments, Loans and all other rights subject to such participation to the Borrower shall be deemed canceled for all purposes under this Agreement, including without limitation with respect to Section 8.2 and Section 6.19, but, in the case of a participation of any Revolving Credit Commitment, such cancellation shall be subject to the making of cash collateralization arrangements reasonably satisfactory to the applicable LC Issuer and the Swing Line Lender with respect to Letters of Credit and Swing Line Loans outstanding at the time of such participation which are subject to such participation.
     (B) A Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2, 3.4 or 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant shall not be entitled to the benefits of Section 3.5 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.5(iv) or (v), as applicable, as though it were a Lender.
     (C) Each Lender having sold a participation in its rights or Obligations under this Agreement, acting for this purpose as an agent of the Borrower, shall maintain a register for the recordation of the names and addresses of such Participants and the rights, interests or obligations of such Participants in any Obligation, in any Commitment and in any right to receive any payments hereunder.
     (iv) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     Section 12.2 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant, actual or proposed assignee of an interest in the Obligations or Loan Documents (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of Holdco and its Subsidiaries, including without limitation any information contained in any financial statements delivered pursuant to Section 6.1 hereof; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.9 of this Agreement.
     Section 12.3 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv) or (v), as applicable.
ARTICLE XIII
NOTICES
     Section 13.1 Notices; Effectiveness; Electronic Communication.
     (i) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
     (A) if to the Borrower, to it at c/o MoneyGram International, Inc., 1550 Utica Avenue South, MS 2010, Minneapolis, MN 55416-5312, Attention of: Teresa H. Johnson (Facsimile Number (952) 591-3859);
with a copy to (which shall not constitute notice):
Mr. Scott Jaeckel
Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, Massachusetts 02110
(Fax No. (617) 227-3514)
Email: sjaeckel@thlee.com
and
Angela L. Fontana, Esq.
Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201-6950
(Fax No. (214) 746-7777)
Email: angela.fontana@weil.com
     (B) if to the Administrative Agent, to it at JPMorgan Chase Bank, N.A., 10 S. Dearborn Street, Floor 7, Chicago, IL 60603-2003, Mail Code: IL1-

0010, Attention of: Claudia A. Kech (Facsimile Number (312) 385-7096), with a copy to JPMorgan Chase Bank, N.A., 111 East Wisconsin Avenue, Floor 16, Milwaukee, WI 53202-4815, Mail Code: WI1-2042, Attention of: Brian L. Grossman (Facsimile Number (414) 977-6777);
     (C) if to the LC Issuer, to it at JPMorgan Chase Bank, N.A., 10 S. Dearborn Street, Floor 7, Chicago, IL 60603-2003, Mail Code: IL1-0010, Attention of: Claudia A. Kech (Facsimile Number (312) 385-7096);
     (D) if to a Lender, to it at its address or telecopier number set forth in its Administrative Questionnaire provided to the Administrative Agent.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (ii) below, shall be effective as provided in said paragraph (ii).
     (ii) Electronic Communications. Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication and, in the case of notice of Default or Unmatured Default, shall permit notification only by Intralinks or a similar website. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

     (iii) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
ARTICLE XIV
COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION
     Section 14.1 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 14.2 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.
ARTICLE XV
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
     Section 15.1 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
     Section 15.2 CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS

AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.
     Section 15.3 WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, EACH LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
[signature pages follow]

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

MONEYGRAM INTERNATIONAL, INC.

By:

Title:

MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.

By:

Its:

Signature Page to MoneyGram Second Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A.,
individually, as Administrative Agent,
Collateral Agent, LC Issuer and Swing Line
Lender

By:

Its:

Signature Page to MoneyGram Second Amended and Restated Credit Agreement